                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-41123

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 15, 1998)

                                                    [LOGO OF PUBLIC STORAGE(R)]

                                4,000,000 SHARES

                              Public Storage, Inc.

           Depositary Shares Each Representing 1/1,000 of a Share of
                  8 1/4% Cumulative Preferred Stock, Series K
        Liquidation Preference Equivalent to $25.00 Per Depositary Share

                                  ------------

  Public Storage, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that acquires, develops, owns and operates self-storage facilities which offer self-storage spaces for lease for personal and business use.

  We are offering to the public 4,000,000 depositary shares each representing 1/1,000 of a share of our 8 1/4% Cumulative Preferred Stock, Series K. The shares of Preferred Stock represented by the depositary shares will be deposited with BankBoston, N.A., as depositary. As a holder of depositary shares, you will be entitled to all proportional rights, preferences and privileges of the Preferred Stock. The underwriters named in this prospectus supplement may purchase up to 600,000 additional depositary shares from us under certain circumstances. The following is a summary of the Preferred Stock:

  . We will pay cumulative distributions on the Preferred Stock, from the date of original issuance, at the rate of 8 1/4% of the liquidation preference per year ($2.0625 per year per depositary share).

  . We will pay distributions on the Series K Preferred Stock quarterly, beginning on March 31, 1999 (with the payment on that date being based pro rata on the number of days from the original issuance of the Preferred Stock).

  . We are not allowed to redeem the Preferred Stock before January 19, 2004, except in order to preserve our status as a real estate investment trust.

  . On and after January 19, 2004, we may, at our option, redeem the Preferred Stock by paying you $25.00 per depositary share, plus any accrued and unpaid distributions.

  . The Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption and is not convertible into any other securities.

  . Investors in the depositary shares representing interests in the Preferred Stock generally have no voting rights, except if we fail to pay distributions for six or more quarters or as required by law.

  We have applied to list the depositary shares on the New York Stock Exchange (the "NYSE") under the symbol "PSAPrK." If this application is approved, trading of the depositary shares on the NYSE is expected to begin within 30 days following initial delivery of the depositary shares.

                                  ------------
  Investing in the depositary shares involves certain risks. See "Risk Factors" beginning on page 4 of the accompanying prospectus.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  ------------

                                                            PER
                                                           SHARE      TOTAL
                                                          -------- ------------
   Public Offering Price................................. $  25.00 $100,000,000
   Underwriting Discount................................. $  .7875 $  3,150,000
   Proceeds to Public Storage (before expenses).......... $24.2125 $ 96,850,000

  The underwriters are offering the depositary shares subject to various conditions. The underwriters expect to deliver the depositary shares to purchasers on or about January 19, 1999.

                                  ------------
Salomon Smith Barney
             Donaldson, Lufkin & Jenrette
                          Merrill Lynch & Co.
                                        Morgan Stanley Dean Witter
                                                        PaineWebber Incorporated

                                  ------------

January 13, 1999

  Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Such transactions may include stabilization, the purchase of securities to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

  You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

                                 ------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Recent Developments........................................................  S-3
Use of Proceeds ...........................................................  S-3
Description of Preferred Stock and Depositary Shares.......................  S-4
Federal Income Tax Considerations.......................................... S-10
Underwriting............................................................... S-13
Legal Opinions ............................................................ S-14
Experts.................................................................... S-14

                                  Prospectus

Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    3
Risk Factors...............................................................    4
Use of Proceeds............................................................    8
Ratio of Earnings to Fixed Charges.........................................    8
Description of Common Stock and Class B Common Stock.......................    8
Description of Preferred Stock.............................................   11
Description of the Depositary Shares.......................................   16
Description of Equity Stock................................................   19
Description of Warrants....................................................   21
Certain Federal Income Tax Considerations..................................   22
Plan of Distribution.......................................................   34
Legal Opinions.............................................................   35
Experts....................................................................   35

  This Prospectus Supplement and the accompanying Prospectus, including documents incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are inherently subject to risk and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" in the accompanying Prospectus and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual and quarterly reports.

                              RECENT DEVELOPMENTS

  In November 1998, Public Storage, Inc. ("Public Storage" or the "Company") agreed to merge with Storage Trust Realty, a New York Stock Exchange listed real estate investment trust ("REIT") that owns and operates 224 mini warehouses in 16 states containing approximately 11.9 million net rentable square feet of space. In the merger, Public Storage would issue approximately
13.8 million shares of common stock (exclusive of an additional approximately one million shares of common stock to be issued upon conversion of interests in Storage Trust's operating partnership) and assume approximately $200 million of debt, and Storage Trust would become a wholly-owned subsidiary of Public Storage. The merger, which is expected to be completed in the first quarter of 1999, is subject to the approval of the shareholders of Storage Trust and customary regulatory approvals and other conditions. For additional information on this merger, you should read Public Storage's most recent quarterly and current reports.

                                USE OF PROCEEDS

  We estimate net proceeds from this offering of approximately $96,750,000, after all anticipated issuance costs (approximately $111,277,500 if the underwriters' over-allotment option is exercised in full). We intend to use the net proceeds from this offering to fund acquisitions of mini-warehouses, purchases of interests in real estate entities, development activity, general corporate purposes and additional investments in the portable self-storage business. For additional information on this business, you should read our most recent annual and quarterly reports.

  If the merger described under "Recent Developments" is completed, the net proceeds may be used to repay some of the approximately $100 million of borrowings under Storage Trust's credit facility assumed in the merger. Those borrowings, which were incurred by Storage Trust for property acquisitions and general corporate purposes, currently bear interest at LIBOR plus 1.20% and mature in January 2001.

  Pending investment or repayment of debt, the net proceeds of this offering will be deposited in interest bearing accounts or invested in certificates of deposit, United States government obligations or other short-term, high-quality debt instruments selected at our discretion.

             DESCRIPTION OF PREFERRED STOCK AND DEPOSITARY SHARES

General

  Under our Articles of Incorporation, as amended, the Board of Directors is authorized without further shareholder action to provide for the issuance of up to 50,000,000 shares of preferred stock, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be set forth in resolutions providing for the issue of preferred stock adopted by the Board of Directors. At December 31, 1998, we had outstanding 11,129,650 shares of preferred stock.

  Prior to issuance, the Board of Directors will have adopted resolutions creating the 8 1/4% Cumulative Preferred Stock, Series K (the "Preferred Stock"). When issued, the Preferred Stock will have a liquidation value of $25,000 per share, will be fully paid and nonassessable, will not be subject to any sinking fund or other obligation of the Company to repurchase or retire the Preferred Stock, and will have no preemptive rights.

   BankBoston, N.A. will be the transfer agent and dividend disbursing agent for the Preferred Stock.

  Each Depositary Share represents 1/1,000 of a share of Preferred Stock. The shares of the Preferred Stock will be deposited with BankBoston, N.A., as Depositary (the "Preferred Stock Depositary"), under a Deposit Agreement among the Company, the Preferred Stock Depositary and the holders from time to time of the depositary receipts (the "Depositary Receipts") issued by the Preferred Stock Depositary under the Deposit Agreement. The Depositary Receipts will evidence the Depositary Shares. Subject to the terms of the Deposit Agreement, each holder of a Depositary Receipt evidencing a Depositary Share will be entitled, proportionately, to all the rights and preferences of, and subject to all of the limitations of, the interest in the Preferred Stock represented by the Depositary Share (including dividend, voting, redemption and liquidation rights and preferences). See "Description of Depositary Shares" in the accompanying Prospectus and "--Depositary Shares," below.

  Immediately following our issuance of the Preferred Stock, we will deposit the Preferred Stock with the Preferred Stock Depositary, which will then issue and deliver the Depositary Receipts to us. We will, in turn, deliver the Depositary Receipts to the underwriters. Depositary Receipts will be issued evidencing only whole Depositary Shares.

  We intend to apply to list the Depositary Shares on the NYSE. The Preferred Stock will not be listed and we do not expect that there will be any trading market for the Preferred Stock except as represented by the Depositary Shares.

Ownership Restrictions

  For a discussion of ownership limitations that apply to the Preferred Stock and related Depositary Shares, see "Description of Common Stock and Class B Common Stock--Ownership Limitations" in the accompanying Prospectus.

Preferred Stock

  The following is a brief description of the terms of the Preferred Stock which does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Determination of the Preferred Stock, the form of which is filed as an exhibit to, or incorporated by reference in, the Registration Statement of which this Prospectus Supplement constitutes a part.

 Ranking

  With respect to the payment of dividends and amounts upon liquidation, the Preferred Stock will rank pari passu with our 10% Cumulative Preferred Stock, Series A, 9.20% Cumulative Preferred Stock, Series B,

Adjustable Rate Cumulative Preferred Stock, Series C, 9.50% Cumulative Preferred Stock, Series D, 10% Cumulative Preferred Stock, Series E, 9.75% Cumulative Preferred Stock, Series F, 8 7/8% Cumulative Preferred Stock, Series G, 8.45% Cumulative Preferred Stock, Series H, 8 5/8% Cumulative Preferred Stock, Series I and 8% Cumulative Preferred Stock, Series J (collectively, together with the Preferred Stock, the "Senior Preferred Stock") and any other shares of preferred stock issued by us, whether now or hereafter issued, ranking pari passu with the Senior Preferred Stock, and will rank senior to the Common Stock and any other capital stock of the Company ranking junior to the Preferred Stock.

 Dividends

  Holders of shares of Preferred Stock, in preference to the holders of shares of the Common Stock, and of any other capital stock issued by us ranking junior to the Preferred Stock as to payment of dividends, will be entitled to receive, when and as declared by the Board of Directors out of assets of the Company legally available for payment, cash dividends payable quarterly at the rate of 8 1/4% of the liquidation preference per year ($2,062.50 per year per share, equivalent to $2.0625 per year per Depositary Share). Dividends on the shares of Preferred Stock will be cumulative from the date of issue and will be payable quarterly on or before March 31, June 30, September 30 and December 31, commencing on or before March 31, 1999, to holders of record as they appear on the stock register of the Company on such record dates, not less than 15 or more than 45 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. After full dividends on the Preferred Stock have been paid or declared and funds set aside for payment for all past dividend periods and for the then current quarter, the holders of shares of Preferred Stock will not be entitled to any further dividends with respect to that quarter.

  When dividends are not paid in full upon the Preferred Stock and any other shares of preferred stock of the Company ranking on a parity as to dividends with the Preferred Stock (including the other series of Senior Preferred Stock), all dividends declared upon the Preferred Stock and any other preferred shares of the Company ranking on a parity as to dividends with the Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on such Preferred Stock and such other shares shall in all cases bear to each other the same ratio that the accrued dividends per share on the Preferred Stock and such other preferred shares bear to each other. Except as set forth in the preceding sentence, unless full dividends on the Preferred Stock have been paid for all past dividend periods, no dividends (other than in Common Stock or other shares of capital stock issued by us ranking junior to the Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be made on the Common Stock or on any other shares of capital stock issued by us ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation.

  Unless full dividends on the Preferred Stock have been paid for all past dividend periods, we and our subsidiaries may not redeem, repurchase or otherwise acquire for any consideration (nor may we or they pay or make available any moneys for a sinking fund for the redemption of) any shares of Common Stock or any other shares of capital stock issued by us ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation except by conversion into or exchange for shares of capital stock issued by us ranking junior to the Preferred Stock as to dividends and upon liquidation.

  Our revolving credit facility with a commercial bank restricts our ability to pay distributions in excess of "Funds from Operations" for the prior four fiscal quarters less scheduled principal payments and less capital expenditures. Funds from operations is defined in the loan agreement generally as net income before gain on sale of real estate, extraordinary loss on early retirement of debt and deductions for depreciation, amortization and non-cash charges. Our management believes that this restriction will not impede our ability to pay the dividends on the Preferred Stock in full.

 Conversion Rights

  The Preferred Stock will not be convertible into shares of any other class or series of capital stock of the Company.

 Liquidation Rights

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or of any other shares of capital stock issued by us ranking as to such distribution junior to the Preferred Stock, liquidating distributions in the amount of $25,000 per share (equivalent to $25 per Depositary Share), plus all accrued and unpaid dividends (whether or not earned or declared) for the then current, and all prior, dividend periods. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock and any other shares of stock issued by us ranking as to any such distribution on a parity with the Preferred Stock (including other series of Senior Preferred Stock) are not paid in full, the holders of the Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Preferred Stock will not be entitled to any further participation in any distribution of assets by us.

  For purposes of liquidation rights, a consolidation or merger of the Company with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Company is not a liquidation, dissolution or winding up of the Company.

 Redemption

  Except in certain circumstances relating to our qualification as a REIT, we may not redeem the shares of Preferred Stock prior to January 19, 2004. On and after January 19, 2004, at any time or from time to time, we may redeem the shares of Preferred Stock in whole or in part at our option at a cash redemption price of $25,000 per share of Preferred Stock (equivalent to $25 per Depositary Share), plus all accrued and unpaid dividends to the date of redemption. If fewer than all the outstanding shares of Preferred Stock are to be redeemed, the shares to be redeemed will be determined by the Board of Directors of the Company, and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Board of Directors of the Company.

  Notwithstanding the foregoing, if any dividends, including any accumulation, on the Preferred Stock are in arrears, we may not redeem any Preferred Stock unless we redeem simultaneously all outstanding Preferred Stock, and we may not purchase or otherwise acquire, directly or indirectly, any Preferred Stock; provided, however, that this shall not prevent the purchase or acquisition of the Preferred Stock pursuant to a purchase or exchange offer if such offer is made on the same terms to all holders of the Preferred Stock.

  Notice of redemption of the Preferred Stock will be given by publication in a newspaper of general circulation in the County of Los Angeles and the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by us, postage prepaid, not less than 30 or more than 60 days prior to the redemption date, addressed to the respective holders of record of shares of Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares of Preferred Stock to be redeemed; (iii) the redemption price per share of Preferred Stock; (iv) the place or places where certificates for the Preferred Stock are to be surrendered for payment of the redemption price; and
(v) that dividends on the shares of Preferred Stock to be redeemed will cease to accrue on such redemption date. If fewer than all the shares of Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Preferred Stock to be redeemed from such holder. In order to facilitate the redemption of shares of Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Preferred Stock to be redeemed, such record date to be not less than 30 nor more than 60 days prior to the date fixed for such redemption.

  Notice having been given as provided above, from and after the date specified therein as the date of redemption, unless we default in providing funds for the payment of the redemption price on such date, all dividends on the Preferred Stock called for redemption will cease. From and after the redemption date, unless we so default, all rights of the holders of the Preferred Stock as stockholders of the Company, except the right to receive the redemption price (but without interest), will cease. Upon surrender in accordance with such notice of the certificates representing any such shares (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), the redemption price set forth above shall be paid out of the funds provided by the Company. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

  Subject to applicable law and the limitation on purchases when dividends on the Preferred Stock are in arrears, we may, at any time and from time to time, purchase any shares of Preferred Stock in the open market, by tender or by private agreement.

 Voting Rights

  Except as indicated below, or except as expressly required by applicable law, holders of the Preferred Stock will not be entitled to vote.

  If the equivalent of six quarterly dividends payable on the Preferred Stock or any other series of preferred stock are in default (whether or not declared or consecutive), holders of the Preferred Stock (voting as a class with all other series of Senior Preferred Stock) will be entitled to elect two additional directors (in addition to any directors elected with respect to the required Debt Ratio (as defined below)) until all dividends in default have been paid or declared and set apart for payment.

  If the Debt Ratio on the last day of any two consecutive fiscal quarters exceeds 50% (unless such condition is approved or ratified by the holders of a majority of each of the series of Senior Preferred Stock), the holders of each of the series of Senior Preferred Stock will be entitled to elect two additional directors (in addition to any directors elected for defaults in dividends) until the Debt Ratio as of the last day of a fiscal quarter is less than 50%. Debt Ratio means the ratio of "Debt" to "Assets." "Debt" means the liabilities (other than "accrued and other liabilities" and "minority interest") that should, in accordance with generally accepted accounting principles, be reflected on the Company's consolidated balance sheet at the time of determination. "Assets" means the Company's total assets that should, in accordance with generally accepted accounting principles, be reflected on the Company's consolidated balance sheet at the time of determination.

  Such right to vote separately to elect directors shall, when vested, be subject, always, to the same provisions for vesting of such right to elect directors separately in the case of future dividend defaults or with respect to the required Debt Ratio. At any time when such right to elect directors separately shall have so vested, we may, and upon the written request of the holders of record of not less than 20% of the total number of preferred shares of the Company then outstanding (with respect to dividend defaults) or 20% of the holders of the Preferred Stock (with respect to the required Debt Ratio) shall, call a special meeting of shareholders for the election of directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in our Bylaws, provided that we shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of shareholders, and the holders of all classes of outstanding preferred stock (in the case of dividend defaults) or the holders of the Preferred Stock (with respect to the required Debt Ratio) are offered the opportunity to elect such directors (or fill any vacancy) at such annual meeting of shareholders. Directors so elected shall serve until the next annual meeting of our shareholders or until their respective successors are elected and qualify. If, prior to the end of the term of any director so elected, a vacancy in the office of such director shall occur, during the continuance of a default (a) in dividends on preferred shares of the Company or (b) with respect to the required Debt Ratio, by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term of such former director by the appointment of a new director by the remaining director or directors so elected.

  The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Preferred Stock and any other series of preferred stock ranking on a parity with the Preferred Stock as to dividends or upon liquidation (which includes the other series of Senior Preferred Stock), voting as a single class, will be required to authorize another class of shares senior to the Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Preferred Stock will be required to amend or repeal any provision of or add any provision to, the Articles of Incorporation, including the Certificate of Determination, if such action would materially and adversely alter or change the rights, preferences or privileges of the Preferred Stock.

  The affirmative vote or consent of the holders of a majority of the outstanding shares of Preferred Stock will be required to change certain Bylaw provisions of the Company.

  No consent or approval of the holders of shares of the Preferred Stock will be required for the issuance from the Company's authorized but unissued preferred stock of other shares of any series of preferred stock ranking on a parity with or junior to the Preferred Stock as to payment of dividends and distribution of assets, including other shares of Preferred Stock.

Depositary Shares

  The following is a brief description of the terms of the Depositary Shares which does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Deposit Agreement (including the form of Depositary Receipt contained therein), which is filed as an exhibit to, or incorporated by reference in, the Registration Statement of which this Prospectus Supplement constitutes a part.

 Dividends

  The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by us for the Preferred Stock. In the event that the calculation of such amount to be paid results in an amount which is a fraction of one cent, the amount the Depositary shall distribute to such record holder shall be rounded to the next highest whole cent.

  In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of Depositary Shares owned by such holders on the relevant record date, unless the Depositary determines (after consultation with us) that it is not feasible to make such distribution, in which case the Depositary may (with our approval) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

 Liquidation Preference

  In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of each Depositary Share will be entitled to 1/1000th of the liquidation preference accorded each share of the Preferred Stock.

 Redemption

  Whenever we redeem any Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Stock so redeemed. The Depositary will publish a notice of redemption of the Depositary Shares containing the same type of information and in the same manner as our notice of redemption and will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the

Preferred Stock and the Depositary Shares to the record holders of the Depositary Receipts. In case less than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be so redeemed shall be determined pro rata or by lot in a manner determined by the Board of Directors.

 Voting

  Promptly upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts as of the record date for such meeting. Each such record holder of Depositary Receipts will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock represented by such record holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote such Preferred Stock represented by such Depositary Shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting any of the Preferred Stock to the extent that it does not receive specific instructions from the holders of Depositary Receipts.

 Withdrawal of Preferred Stock

  Upon surrender of Depositary Receipts at the principal office of the Depositary, upon payment of any unpaid amount due the Depositary, and subject to the terms of the Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Receipts evidencing Depositary Shares therefor.

 Amendment and Termination of Deposit Agreement

  The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between us and the Depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. No such amendment may impair the right, subject to the terms of the Deposit Agreement, of any owner of any Depositary Shares to surrender the Depositary Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by us or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any dissolution of the Company and such distribution has been made to all the holders of Depositary Shares.

 Charges of Depositary

  We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Shares, and redemption of the Preferred Stock and all withdrawals of Preferred Stock by owners of Depositary Shares. Holders of Depositary Receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the Deposit Agreement to be for their accounts. In certain circumstances, the Depositary may refuse to transfer Depositary Shares, may withhold dividends and distributions and sell the Depositary Shares evidenced by such Depositary Receipt if such charges are not paid.

 Miscellaneous

  The Depositary will forward to the holders of Depositary Receipts all reports and communications from us which are delivered to the Depositary and which we are required to furnish to the holders of the Preferred Stock. In addition, the Depositary will make available for inspection by holders of Depositary Receipts at the principal office of the Depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from the Company which are received by the Depositary as the holder of Preferred Stock.

  Neither the Depositary nor any Depositary's Agent (as defined in the Deposit Agreement), nor the Registrar (as defined in the Deposit Agreement) nor the Company assumes any obligation or will be subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for its gross negligence, willful misconduct or bad faith. Neither the Depositary, any Depositary's Agent, the Registrar nor the Company will liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The Company and the Depositary are not obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares, Depositary Receipts or Preferred Stock unless reasonably satisfactory indemnity is furnished. The Company and the Depositary may rely on written advice of counsel or accountants, on information provided by holders of Depositary Receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

 Resignation and Removal of Depositary

  The Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

                       FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain federal income tax considerations pertaining to the acquisition, ownership and disposition of the Depositary Shares. The following summary relates solely to the tax considerations relevant specifically to the acquisition, ownership and disposition of Depositary Shares. For a discussion of the taxation of the Company and the tax considerations relevant to shareholders generally, see "Certain Federal Income Tax Considerations--Tax Treatment of the Company" and "--Taxation of Taxable Domestic Holders of Common Stock" in the accompanying Prospectus. This discussion is general in nature and not exhaustive of all possible tax considerations, nor does the discussion address any state, local or foreign tax considerations. The discussion is based on current law and does not purport to deal with all aspects of federal income taxation that may be relevant to a prospective shareholder in light of its particular circumstances or to certain types of shareholders (including insurance companies, financial institutions, broker-dealer, tax exempt investors, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. We have not requested and will not request a ruling from the Internal Revenue Service (the "Service") with respect to any of the federal income tax issues discussed below. Prospective investors should consult, and must depend on, their own tax advisors regarding the federal, state, local, foreign and other tax consequences of holding and disposing of the Depositary Shares.

Taxation of Holders of Depositary Shares

  General. Owners of the Depositary Shares will be treated for federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares. Accordingly, such owners will be entitled to take into account, for federal income tax purposes, income and deductions to which they would be entitled if they were holders of such Preferred Stock. See "Description of The Depositary Shares--Federal Income Tax Considerations" in the accompanying Prospectus.

  Dividends and Other Distributions; Backup Withholding. For a discussion of the taxation of the Company, the treatment of dividends and other distributions with respect to shares of the Company, and the backup withholding rules, see "Certain Federal Income Tax Considerations--Tax Treatment of the Company" and "--Taxation of Taxable Domestic Holders of Common Stock" in the accompanying Prospectus.

  Sale or Exchange of Depositary Shares. Upon the sale or exchange of a Depositary Share to a party other than the Company, a holder of Depositary Shares will realize capital gain or loss measured by the difference between the amount realized on the sale or other disposition and adjusted tax basis in the Depositary Shares (provided the Depositary Shares are held as a capital asset). On July 22, 1998, as part of the IRS Restructuring and Reform Act of 1998, the holding period requirement for the application of the 20% capital gain tax rate, which is generally applicable to shareholders who are individuals, estates or trusts, was reduced to 12 months from 18 months for sales of capital assets on or after January 1, 1998. Gain recognized from the sale of a capital asset that has been held for 12 months or less will be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. Any loss on a sale of Depositary Shares which were held for six months or less and with respect to which a capital gain dividend was received will be treated as a long term capital loss, up to the amount of the capital gain dividend received with respect to such Shares.

  Redemption of Depositary Shares. Whenever the Company redeems any Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Stock so redeemed. The treatment to a holder of Depositary Shares accorded to any redemption by the Company (as distinguished from a sale, exchange or other disposition) of Preferred Stock held by the Depositary and corresponding redemption of Depositary Shares can only be determined on the basis of particular facts as to the holder of Depositary Shares at the time of redemption. In general, a holder of Depositary Shares will recognize capital gain or loss measured by the difference between the amount received upon the redemption and the holder of the Depositary Shares' adjusted tax basis in the Depositary Shares redeemed (provided the Depositary Shares are held as a capital asset) if such redemption (i) results in a "complete termination" of a holder's interest in all classes of stock of the Company under Section 302(b)(3) of the Code, or (ii) is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only any Depositary Shares owned by the holder, but also such holder's ownership of Common Stock, other series of preferred stock and any other options (including stock purchase rights) to acquire any of the foregoing. The holder also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

  If a particular holder of Depositary Shares owns (actually or constructively) no shares of Common Stock of the Company or an insubstantial percentage of the outstanding shares of Common Stock of the Company, based upon current law, it is probable that the redemption of Depositary Shares from such a holder would be considered "not essentially equivalent to a dividend." However, whether a distribution is "not essentially equivalent to a dividend" depends on all of the facts and circumstances, and a holder of Depositary Shares intending to rely on any of these tests at the time of redemption should consult its own tax adviser to determine their application to its particular situation.

  If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the Depositary Shares will be treated as a distribution on the Depositary Shares as described under "Certain Federal Income Tax Considerations--Taxation of Taxable Domestic Holders of Common Stock" in the accompanying Prospectus. If the redemption is taxed as a dividend, the holder of Depositary Shares' adjusted tax basis in the Depositary Shares will be transferred to any other stockholdings of the holder of Depositary Shares in the Company. If the holder of Depositary Shares owns no other stockholdings in the Company, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

Certain Proposed Income Tax Legislation

  The administration's budget proposal announced on February 2, 1998 included a proposal to amend the REIT asset tests with respect to non-qualified REIT subsidiaries, such as PS Orangeco, Inc. Although the proposal was not enacted in 1998, it cannot be predicted whether, in what form, or with what effective date, any future similar legislation affecting the Company might be enacted. The proposal would have required a REIT to own no more than 10% of the vote or value of the outstanding stock of any non-qualified REIT subsidiary. Existing non-qualified REIT subsidiaries would have been grandfathered, and therefore subject to the existing 5% asset test and 10% voting securities test (see "Certain Federal Income Tax Considerations" in the accompanying Prospectus), except that such grandfathered status would terminate if the non-qualified REIT subsidiary engaged in a new trade or business or acquired substantial new assets on or after the effective date of the proposal. Accordingly, if this or a similar proposal were enacted in the future, it could materially impede the Company's ability to expand the business activities of PS Orangeco, Inc. (and, indirectly, the portable self-storage business) and to engage in other activities through non-qualified REIT subsidiaries without jeopardizing the Company's REIT status. This would limit the Company's ability to derive economic benefit from engaging in activities which were related to the Company's businesses, but which were not qualified REIT activities.

                                 UNDERWRITING

  Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such underwriters, the number of shares set forth opposite the name of such underwriter.

                                                                       Number of
   Name                                                                 Shares
   ----                                                                ---------
   Salomon Smith Barney Inc. .........................................   754,750
   Donaldson, Lufkin & Jenrette Securities Corporation................   752,000
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated..............................................   752,000
   Morgan Stanley & Co. Incorporated..................................   752,000
   PaineWebber Incorporated...........................................   752,000
   Cowen & Company....................................................    18,250
   Dain Rauscher Incorporated.........................................    18,250
   A.G. Edwards & Sons, Inc. .........................................    18,250
   Fahnestock & Co. Inc. .............................................    18,250
   Fidelity Capital Markets...........................................    18,250
   Fleet Securities, Inc. ............................................    18,250
   Janney Montgomery Scott Inc. ......................................    18,250
   J.C. Bradford & Co. ...............................................    18,250
   Legg Mason Wood Walker, Incorporated...............................    18,250
   McDonald & Company Securities, Inc. ...............................    18,250
   Morgan Keegan & Company, Inc. .....................................    18,250
   Raymond James & Associates, Inc. ..................................    18,250
   The Robinson-Humphrey Company, LLC.................................    18,250
                                                                       ---------
       Total.......................................................... 4,000,000
                                                                       =========

  The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other considerations. The underwriters are obligated to purchase all of the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

  The underwriters, for whom Salomon Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and PaineWebber Incorporated are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to certain dealers at the public offering price less a concession not in excess of $.50 per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $.25 per share on sales to certain other dealers. After the initial offering of the shares to the public, the public offering price and such concessions may be changed by the representatives.

  The Company has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 600,000 additional depositary shares at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

  The Company has applied to have the depositary shares listed on the NYSE.

  The following table shows the underwriting discounts and commissions to be paid to the underwriters by the Company in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional depositary shares.

                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per share.......................................... $    .7875   $    .7875
   Total.............................................. $3,150,000   $3,622,500

  In connection with this offering, Salomon Smith Barney Inc., on behalf of the underwriters, may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of depositary shares in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the depositary shares in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of depositary shares made for the purpose of preventing or retarding a decline in the market price of the depositary shares while this offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member. These activities may cause the price of the depositary shares to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the NYSE or in the over-the-counter market, or otherwise, and, if commenced, may be discontinued at any time.

  The Company estimates that the total expenses of this offering will be $100,000.

  The underwriters have performed certain investment banking and advisory services for the Company from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business.

  The Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                LEGAL OPINIONS

  Certain legal matters relating to the Preferred Stock and Depositary Shares will be passed upon for the Company by David Goldberg, senior vice-president and general counsel of the Company, and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Hogan & Hartson L.L.P., Washington, D.C., has delivered an opinion as to the status of the Company as a REIT. See "Certain Federal Income Tax Considerations" in the accompanying Prospectus. Mr. Goldberg owns 89,547 shares of Common Stock, 600 shares of preferred stock, and has options to acquire an additional 172,834 shares of Common Stock. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented the Company on unrelated matters.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited the Company's consolidated financial statements (and schedule) included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as set forth in their report, which is incorporated in this Prospectus Supplement and accompanying Prospectus by reference. The Company's consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

PROSPECTUS

                             Public Storage, Inc.

                                Preferred Stock
                               Depositary Shares
                                 Equity Stock
                                 Common Stock
                                   Warrants

  Public Storage, Inc. (the "Company") may from time to time offer in one or more series (i) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and depositary shares (the "Depositary Shares") representing a fractional interest in a share of Preferred Stock, (ii) shares of equity stock, par value $.01 per share (the "Equity Stock"), (iii) shares of common stock, par value $.10 per share (the "Common Stock"), or (iv) warrants to purchase Preferred Stock, Equity Stock or Common Stock (the "Warrants"), with an aggregate public offering price of up to $700,000,000 on terms to be determined at the time of offering. The Preferred Stock, Depositary Shares, Equity Stock, Common Stock and Warrants (collectively, the "Securities") may be offered, separately or together (in any combination), as separate series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

  The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Stock and Depositary Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, the offering price and whether Depositary Shares will be offered, and if so, the fraction of a share of Preferred Stock represented by a Depositary Share; (ii) in the case of Equity Stock, the specific title, any dividend, liquidation, redemption conversion, voting and other rights and the offering price; (iii) in the case of Common Stock, the offering price; and (iv) in the case of Warrants, the duration, offering price, exercise price and detachability.

  The applicable Prospectus Supplement will also contain information, where applicable, about any listing on a securities exchange of the Securities covered by such Prospectus Supplement.

  The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.

  Prospective investors should carefully consider the matters discussed under "Risk Factors" beginning on page 4 in the Prospectus.

                               ----------------

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY  OR   ADEQUACY  OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                               January 15, 1998

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or by accessing the Commission's World Wide Web site at http://www.sec.gov. Such material can also be inspected at the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, New York 10005 and the Pacific Exchange, 301 Pine Street, San Francisco, California 94104.

  The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, filed by the Company with the Commission pursuant to Section 13 of the Exchange Act (File No. 1-8389), are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1996, as amended by a Form 10-K/A dated April 30, 1997, (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and (iii) the Current Reports on Form 8-K dated March 12, 1997, August 25, 1997 and November 17, 1997 and the Current Report on Form 8-K, as amended by a Form 8-K/A, each dated December 24, 1997.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such information), will be provided without charge to any person, including any beneficial owner, to whom this Prospectus is delivered, upon written request. Requests for such copies should be directed to Investor Services Department, Public Storage, Inc., 701 Western Avenue, Glendale, California 91201-2397.

                                  THE COMPANY

  The Company is a fully integrated, self-administered and self-managed real estate investment trust ("REIT") that acquires, develops, owns and operates self-service facilities offering space for personal and business use ("mini-warehouses"). The Company is the largest owner and operator of mini-warehouses in the United States with equity interests (through direct ownership, as well as general and limited partnership and capital stock interests), as of September 30, 1997, in 1,072 mini-warehouses located in 37 states. The Company also has a significant ownership in American Office Park Properties, Inc., a REIT that, as of September 30, 1997, had equity interests in 42 commercial properties located in ten states.

  In 1996 Public Storage Pickup & Delivery, Inc. ("PSPUD") was organized as a separate affiliated corporation to operate a portable self-storage business that rents storage containers to customers for storage in central warehouses and provides related transportation services. As of September 30, 1997, PSPUD operated 43 facilities in 13 states.

  In a series of mergers among Public Storage Management, Inc. and its affiliates (collectively, "PSMI"), culminating in the November 16, 1995 merger of PSMI into the Company (the "Merger"), the Company became self-administered and self-managed, acquired substantially all of PSMI's United States real estate interests and was renamed "Public Storage, Inc."

  The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). To the extent that the Company continues to qualify as a REIT, it will not be taxed, with certain limited exceptions, on the net income that is distributed currently to its shareholders (the "Shareholders"). See "Certain Federal Income Tax Considerations." The Company was incorporated in California in 1980; its principal executive offices are located at 701 Western Avenue, Glendale, California 91201-2397. Its telephone number is (818) 244-8080.

                                 RISK FACTORS

  In evaluating the Securities, investors should consider the following factors, in addition to other matters set forth or incorporated in this Prospectus (and in the applicable Prospectus Supplement) and the Registration Statement.

Control and Influence by the Hughes Family

  At December 31, 1997, B. Wayne Hughes, the chief executive officer of the Company, and members of his family (collectively, the "Hughes Family") beneficially owned approximately 35.4% of the outstanding shares of Common Stock (approximately 39.4% upon conversion of the Company's Class B common stock, par value $.10 per share (the "Class B Common Stock")). Consequently, the Hughes Family has the ability to effectively control all matters submitted to a vote of Shareholders, including the election of directors, amendment of the Company's restated articles of incorporation (the "Articles of Incorporation"), dissolution and the approval of other extraordinary transactions. In addition, this concentration of ownership may have the effect of delaying or preventing a change in control of the Company.

Ownership Limitations

  Public shareholders are further limited in their ability to change control of the Company due to restrictions in the Articles of Incorporation and the Company's bylaws (the "Bylaws") on beneficial ownership. Unless such limitations are waived by the Company's board of directors (the "Board of Directors"), no Shareholder may own more than (A) 2.0% of the outstanding shares of all common stock of the Company or (B) 9.9% of the outstanding shares of any class or series of shares of preferred stock or equity stock of the Company. The Articles of Incorporation and Bylaws provide, however, that no person shall be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of capital stock to the extent that such shares of capital stock were beneficially owned by such person at the time of the Merger, which includes the Common Stock owned by the Hughes Family. The principal purpose of the foregoing limitations is to assist in preventing, to the extent practicable, a concentration of ownership that might jeopardize the ability of the Company to obtain the favorable tax benefits afforded a qualified REIT. An incidental consequence of such provisions is to make a change of control significantly more difficult (if not impossible) even if it would be favorable to the interests of the public shareholders. Such provisions will prevent future takeover attempts which the Board of Directors has not approved even if a majority of the public shareholders deem it to be in their best interests or in which the public shareholders may receive a premium for their shares over the then market value. See "Description of Common Stock and Class B Common Stock--Ownership Limitations."

Tax Risks

  Increased Risk of Violation of Ownership Requirements. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Following the Merger, the value of the outstanding capital stock of the Company held by the Hughes Family was estimated at approximately 45% and, as of December 31, 1997, has been reduced to approximately 30%. In order to assist the Company in meeting these ownership restrictions, the Articles of Incorporation contain the ownership limitations described under "Description of Common Stock and Class B Common Stock--Ownership Limitations." However, even with these ownership limitations, the Company could still be in violation of the ownership restrictions if four individuals unrelated to the Hughes Family were to own the maximum amount of capital stock permitted under the Articles of Incorporation. Therefore, to further assist the Company in meeting the ownership restrictions, the Hughes Family entered into an agreement with the Company restricting the Hughes Family's acquisition of additional shares of capital stock of the Company and providing that if, at any time, for any reason, more than 50% in value of its outstanding capital stock otherwise would be considered owned by five or fewer individuals, a number of shares of Common Stock owned by Wayne Hughes necessary to prevent such violation will automatically and irrevocably be transferred to a designated charitable beneficiary. The provisions in the Articles of Incorporation and the agreement with Wayne Hughes are modeled after certain arrangements that the Internal Revenue Service (the "IRS") has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as such arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position with respect to the Company (a private letter ruling is legally binding only with respect to the taxpayer to whom it was issued) or contend that the Company failed to enforce these various arrangements and, hence, there can be no assurance that these arrangements will necessarily preserve the Company's REIT status. No private letter ruling has been sought by the Company from the IRS with respect to the effect of these arrangements.

  Consequences of Failure to Qualify as a REIT. For any taxable year that the Company fails to qualify as a REIT and certain relief provisions do not apply, the Company would be taxed at the regular corporate rates on all of its taxable income, whether or not it makes any distributions to its shareholders. Those taxes would reduce the amount of cash available to the Company for distribution to its shareholders or for reinvestment. As a result, failure of the Company to qualify during any taxable year as a REIT could have a material adverse effect upon the Company and its shareholders. Furthermore, unless certain relief provisions apply, the Company would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which the Company fails to qualify.

  Corporate Level Tax on Sale of Certain Built-in Gain Assets. The Company generally will be subject to a corporate level tax if it disposes in a taxable transaction of any of the assets acquired in the Merger at any time during the 10-year period beginning at the time of the Merger (the "Restriction Period"). This tax would be imposed at the top regular corporate rate (currently 35%) in effect at the time of the disposition on the excess of (i) the lesser of (a) the fair market value at the time of the Merger of the assets disposed of and
(b) the selling price of such assets over (ii) the Company's adjusted basis at the time of the Merger in such assets (such excess being referred to as the "Built-in Gain"). The Company currently does not intend to dispose in a taxable transaction of any material portion of the assets acquired in the Merger during the Restriction Period, but there can be no assurance that one or more such dispositions will not occur. See "Certain Federal Income Tax Considerations--Tax Treatment of the Merger--Built-in Gain Rules."

Operating Risks

  General Risks of Real Estate Ownership. The Company is subject to the risks generally incident to the ownership of real estate-related assets, including lack of demand for rental spaces in a locale, changes in general economic or local conditions, changes in supply of or demand for similar or competing facilities in an area, the impact of environmental protection laws, changes in interest rates and availability of permanent mortgage funds which may render the sale or financing of a property difficult or unattractive and changes in tax, real estate and zoning laws.

  Significant Competition Among Mini-Warehouses. Most of the Company's properties are mini-warehouses. Competition in the market areas in which the Company operates is significant and has affected the occupancy levels, rental rates and operating expenses of certain of the Company's properties. Competition may be accelerated by any increase in availability of funds for investment in real estate. Recent increases in development of mini-warehouses are expected to further intensify competition among mini-warehouse operators in certain market areas.

  Risk of Environmental Liabilities. Under various federal, state and local laws, regulations and ordinances (collectively, "Environmental Laws"), an owner or operator of real estate interests may be liable for the costs of cleaning up, as well as certain damages resulting from, past or present spills, disposals or other releases of hazardous or toxic substances or wastes on, in or from a property. Certain Environmental Laws impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances or wastes at or from a property. An owner or operator of real estate or real estate interests also may be liable under certain Environmental Laws that govern activities or operations at a property having adverse environmental effects, such as discharges to air and water as well as handling and disposal practices for solid and hazardous or toxic wastes. In some cases, liability may not be limited to the value of the property. The presence of such substances or wastes, or the failure to properly remediate any resulting contamination, also may adversely affect the owner's or operator's ability to sell, lease or operate its property or to borrow using its property as collateral.

  The Company has conducted preliminary environmental assessments of its properties (and intends to conduct such assessments in connection with property acquisitions) to evaluate the environmental condition of, and potential environmental liabilities associated with, such properties. Such assessments generally consist of an investigation of environmental conditions at the subject property (not including soil or groundwater sampling or analysis), as well as a review of available information regarding the site and publicly available data regarding conditions at other sites in the vicinity. In connection with these recent property assessments, the Company's operations and recent property acquisitions, the Company has become aware that prior operations or activities at certain facilities or from nearby locations have or may have resulted in contamination to the soil and/or groundwater at such facilities. In this regard, certain such facilities are or may be the subject of federal or state environmental investigations or remedial actions. The Company has obtained with respect to recent acquisitions, and intends to obtain with respect to pending or future acquisitions, appropriate purchase price adjustments, indemnifications or insurance that it believes are sufficient to cover any such potential liabilities. Although there can be no assurance, based on the recent preliminary environmental assessments, the Company believes it has funds available to cover any liability from environmental contamination or potential contamination and the Company is not aware of any environmental contamination of its facilities material to its overall business or financial condition.

  Tenant Reinsurance. A corporation owned by the Hughes Family continues to reinsure policies insuring against losses to goods stored by tenants in the mini-warehouses operated by the Company. The Company believes that the availability of insurance reduces its potential liability to tenants for losses to their goods from theft or destruction. This corporation will continue to receive the premiums and bear the risks associated with the insurance. The Company has a right of first refusal to acquire the stock or assets of this corporation if the Hughes Family or the corporation agree to sell them, but the Company has no interest in its operations and no right to acquire the stock or assets of the corporation in the absence of a decision to sell. If the reinsurance business were owned directly by the Company, the insurance premiums would be nonqualifying income to the Company. The Company would be precluded from exercising its right of first refusal with respect to the stock of the reinsurance corporation if such exercise would cause the Company to violate any of the requirements for qualification as a REIT under the Code.

  Canadian Operations. The Hughes Family continues to own and operate mini-warehouses in Canada. The Company has a right of first refusal to acquire the stock or assets of the corporation engaged in these operations if the Hughes Family or the corporation agree to sell them, but the Company has no interest in its operations and no right to acquire the stock or assets in the absence of a decision to sell.

  Merchandise and Portable Self Storage Companies. At almost all of the Company's mini-warehouses, PS Orangeco, Inc. ("Orangeco") offers for sale to the general public, including mini-warehouse tenants, a variety of items such as locks and boxes to assist in the moving and storage of goods. Because the revenues received from the sale of these items would be nonqualifying income to the Company, the nonvoting preferred stock of Orangeco (representing 95% of the equity) is owned by the Company. The voting common stock of Orangeco (representing 5% of the equity) is owned by the Hughes Family, which will be able to control the operations of Orangeco by reason of their ownership of its voting stock.

  Public Storage Pickup & Delivery, Inc. ("PSPUD") was organized in 1996 to operate a portable self-storage business. Because the revenues from this business would be non-qualifying income to the Company, the capital stock of PSPUD is owned by Orangeco. In order to continue to meet the requirements for qualification as a REIT, the value of the nonvoting preferred stock of Orangeco held by the Company (which includes the value of Orangeco's interest in PSPUD) may not exceed 5% of the value of the Company's total assets. The ability of PSPUD to operate profitably depends upon its success in the relatively new field of portable self-storage, and there can be no assurance as to its profitability. As a start-up enterprise, PSPUD incurred operating losses for the nine months ended September 30, 1997 of $21,185,000.

  Liabilities with Respect to Acquired General Partner Interests. Upon succeeding to substantially all of the properties and operations of PSMI in the Merger, there may be certain liabilities and associated costs suffered by the Company in its capacity as general partner of former PSMI limited partnerships arising out of facts and circumstances in existence prior to the Merger, and the Company will also have general partner liability for post-Merger activities of these partnerships, as it does for other partnerships as to which it is a general partner. Subject to certain limitations, Hughes has agreed to indemnify the Company for pre-Merger activities and the Class B Common Stock has been placed in escrow to support such indemnification.

Financing Risks

  Dilution and Subordination. The interest of Shareholders, including persons who acquire Securities in this offering, can be diluted through the issuance of additional securities.

  Since October 1992 the Company has issued shares of Preferred Stock and intends to issue additional such shares. These issuances could involve certain risks to holders of shares of Common Stock. In the event of a liquidation of the Company, the holders of the Preferred Stock outstanding at September 30, 1997 will be entitled to receive, before any distribution of assets to holders of Common Stock, liquidating distributions (an aggregate of approximately $923.5 million in respect of Preferred Stock issued to date), plus any accrued and unpaid dividends. Holders of Preferred Stock are entitled to receive, when declared by the Board of Directors, cash dividends (an aggregate of approximately $81.0 million per year in respect of Preferred Stock outstanding at September 30, 1997), in preference to holders of Common Stock. As a REIT, the Company must distribute to its Shareholders (which include not only holders of Common Stock but also holders of Preferred Stock) for each taxable year at least 95% of its annual taxable income. Failure to pay full dividends on the Preferred Stock could jeopardize the Company's qualification as a REIT. See "Description of Preferred Stock" and "Certain Federal Income Tax Considerations--Tax Treatment of the Company."

  Risk of Leverage. In making real estate investments, the Company has incurred and may continue to incur indebtedness to the extent believed appropriate. The incurrence of indebtedness increases the risk of loss of the investment.

Shares Eligible for Future Sale

  Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. At December 31, 1997, the Company had approximately 105.1 million shares of Common Stock and seven million shares of Class B Common Stock outstanding. Of these shares, approximately 69.3 million shares of Common Stock are tradeable without restriction (except those applicable to affiliates of the Company) or further registration under the Securities Act. The remaining approximately 35.8 million shares of Common Stock and seven million shares of Class B Common Stock were issued in the Merger without registration under the Securities Act in reliance on an exemption from registration and are "restricted securities" within the meaning of Rule 144 adopted under the Act (the "Restricted Shares"). The beneficial owners of 15.5 million of the Restricted Shares (including all of the Class B Common Stock) have agreed not to offer, sell or otherwise dispose (except for gifts and pledges) of any of their shares until November 13, 1998, in the case of the Common Stock, or until November 13, 2002, in the case of the Class B Common Stock. Upon expiration of such periods, each will be entitled to sell his or her shares in the public market subject to certain public information, volume and manner of sale requirements in Rule 144. The remaining approximately 27.3 million Restricted Shares are available for sale in the public market pursuant to Rule 144, subject to the foregoing requirements. Sales of substantial amounts of such Common Stock in the public market could adversely affect the market price of the Common Stock.

                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, primarily to make investments in mini-warehouses, including mortgage loans and interests in real estate partnerships, to make additional investments in PSPUD, and to repay outstanding bank borrowings under the Company's credit facility.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and preferred stock dividends. Earnings consists of net income before minority interest in income, loss on early extinguishment of debt and gain on disposition of real estate plus fixed charges (other than preferred stock dividends) less the portion of minority interest in income which does not contribute to fixed charges.

                                        For the Nine
                                        Months Ended     For the Year Ended
                                        September 30,       December 31,
                                        ------------- ------------------------
                                         1997   1996  1996 1995 1994 1993 1992
                                        ------ ------ ---- ---- ---- ---- ----
   Ratio of earnings to combined fixed
    charges and preferred stock
    dividends.........................    1.86   2.03 2.07 2.04 2.22 2.40 2.89

             DESCRIPTION OF COMMON STOCK AND CLASS B COMMON STOCK

  The Company is authorized to issue 200,000,000 shares of Common Stock and 7,000,000 shares of Class B Common Stock. At December 31, 1997, the Company had outstanding 105,102,145 shares of Common Stock (exclusive of shares issuable upon conversion of the Company's convertible stock and shares subject to options) and 7,000,000 shares of Class B Common Stock.

Common Stock

  The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of the Preferred Stock or upon the exercise of the Warrants. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles of Incorporation and the Company's Bylaws (the "Bylaws").

  Holders of Common Stock will be entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Payment and declaration of dividends on the Common Stock and purchases of shares thereof by the Company will be subject to certain restrictions if the Company fails to pay dividends on outstanding preferred stock. See "Description of Preferred Stock." Upon any liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts owing with respect to any outstanding preferred stock. Holders of Common Stock have no preemptive rights, which means they have no right to acquire any additional shares of Common Stock that may be issued by the Company at a subsequent date.

  Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to such holders for a vote, with the exception that they have cumulative voting rights with respect to the election of the Board of Directors, in accordance with California law. Cumulative voting means that each holder of Common Stock is entitled to cast as many votes as there are directors to be elected multiplied by the number of shares registered in his or her name. A holder of Common Stock may cumulate the votes for directors by casting all of the votes for one candidate or by distributing the votes among as many candidates as he or she chooses. The outstanding shares of Common Stock are, and additional shares of Common Stock will be, when issued, fully paid and nonassessable.

Ownership Limitations

  For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In order to maintain its qualification as a REIT, the Articles of Incorporation and Bylaws provide certain restrictions on the shares of capital stock that any Shareholder may own.

  The Articles of Incorporation and Bylaws provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (A) 2.0% of the outstanding shares of all Common Stock or (B) 9.9% of the outstanding shares of any class or series of shares of Preferred Stock or Equity Stock. The Articles of Incorporation and Bylaws provide, however, that no person shall be deemed to exceed the ownership limit solely by reason of the beneficial ownership of shares of any class of capital stock to the extent that such shares of capital stock were beneficially owned by such person (including the Hughes Family) at the time of the Merger. However, in determining whether an acquisition of shares after the Merger violates the Articles of Incorporation or Bylaws, Shareholders will be subject to these ownership limitations. This ownership limitation is necessary in order to assist in preserving the Company's REIT status in view of the Hughes Family's substantial ownership interest in the Company. See "Risk Factors--Ownership Limitations" and "Certain Federal Income Tax Considerations--Tax Treatment of the Company."

  The Board of Directors, in its sole and absolute discretion, may grant an exception to the ownership limits to any person so requesting, so long as (A) the Board of Directors has determined that, after giving effect to (x) an acquisition by such person of beneficial ownership (within the meaning of the Code) of the maximum amount of capital stock of the Company permitted as a result of the exception to be granted and (y) assuming that the four other persons who would be treated as "individuals" for the purposes of Section 542(a)(2) of the Code and who would beneficially own the largest amounts of capital stock of the Company (determined by value) beneficially own the maximum amount of capital stock of the Company permitted under the ownership limits (or any exceptions to the ownership limits granted with respect to such persons), the Company would not be "closely held" within the meaning of
Section 856(h) of the Code and would not otherwise fail to qualify as a REIT, and (B) such person provides to the Board of Directors such representations and undertakings as the Board of Directors may require. Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly, indirectly or constructively under the applicable attribution rules of the Code, any shares of any class of the Company's capital stock if such ownership or acquisition (i) would cause more than 50% in value of the Company's outstanding capital stock to be owned, either directly or constructively, under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (ii) would result in the Company's capital stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (iii) would otherwise result in the Company failing to qualify as a REIT.

  The Articles of Incorporation and Bylaws provide that, if any holder of the Company's capital stock purports to transfer shares to a person or there is a change in the capital structure of the Company or other event and either the transfer, the change in capital structure or such other event would result in the Company failing to qualify as a REIT, or such transfer, the change in capital structure or such other event would cause the transferee to hold shares in excess of the applicable ownership limit, then the stock being transferred (or in the case of an event other than a transfer, the stock beneficially owned) which would cause one or more of the restrictions on ownership or transfer to be violated shall be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by the Company that the shares have been transferred to a trust shall be paid to the trustee of the trust for the benefit of the charitable beneficiary upon demand. The trustee of the trust will have all rights to dividends with respect to shares of stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. Within 20 days of receiving notice from the Company that shares of capital stock have been transferred to the trust, the trustee shall designate a transferee of such stock so long as such shares of stock would not violate the restrictions on ownership or transfer in the Articles of Incorporation or Bylaws in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A)(i) the price per share such purported transferee paid for the stock in the purported transfer that resulted in the transfer of the shares to the trust, or (ii) if the transfer or other event that resulted in the transfer of the shares of the trust was not a transaction in which the purported transferee gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust and (B) the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

  In addition, the Company's Bylaws provide the Board of Directors with the power to prevent the transfer of shares of capital stock or to redeem shares of capital stock if the Board of Directors determines in good faith that such action is necessary to preserve the Company's REIT status.

Class B Common Stock

  The Class B Common Stock (i) does not participate in distributions on the Common Stock until the later to occur of (x) funds from operations ("FFO") per Common Share (as defined below) aggregating $1.80 during any period of four consecutive calendar quarters or (y) January 1, 2000; thereafter, the Class B Common Stock will participate in distributions (other than liquidating distributions) at the rate of 97% of the per share distributions on the Common Stock, provided that cumulative distributions of at least $.22 per quarter (beginning with the 4th quarter of 1995) per share have been paid on the Common Stock, (ii) does not participate in liquidating distributions, (iii) is not entitled to vote (except as expressly required by California law) and (iv) will automatically convert into Common Stock, on a share for share basis, upon the later to occur of (A) FFO per Common Share aggregating $3.00 during any period of four consecutive calendar quarters or (B) January 1, 2003.

  For these purposes:

    1) FFO means net income (loss) (computed in accordance with GAAP) before
  (i) gain (loss) on early extinguishment of debt, (ii) minority interest in income and (iii) gain (loss) on disposition of real estate, adjusted as follows: (i) plus depreciation and amortization (including the Company's pro-rata share of depreciation and amortization of unconsolidated equity interests and amortization of assets acquired in the Merger (including property management agreements and goodwill)), and (ii) less FFO attributable to minority interest. FFO is a supplemental performance measure for equity REITs as defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"). The NAREIT definition does not specifically address the treatment of minority interest in the determination of FFO or the treatment of the amortization of property management agreements and goodwill. In the case of the Company, FFO represents amounts attributable to Shareholders after deducting amounts attributable to the minority interests and before deductions for the amortization of property management agreements and goodwill. FFO does not take into consideration scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company. Accordingly, FFO is not a substitute for the Company's cash flow or net income as a measure of its liquidity or operating performance or ability to pay distributions.

    2) FFO per Common Share means FFO less Preferred Stock dividends (other than dividends on convertible preferred stock) divided by the outstanding weighted average shares of Common Stock assuming conversion of all outstanding convertible securities and the Class B Common Stock.

                        DESCRIPTION OF PREFERRED STOCK

  The Company is authorized to issue 50,000,000 shares of Preferred Stock. At December 31, 1997, the Company had outstanding 13,261,884 shares of Preferred Stock (of which 23,650 shares of Preferred Stock are represented by 23,650,000 depositary shares). The Articles of Incorporation provide that the Preferred Stock may be issued from time to time in one or more series and give the Board of Directors broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of Preferred Stock. Holders of Preferred Stock have no preemptive rights. The outstanding shares of Preferred Stock are, and additional shares of Preferred Stock will be, when issued, fully paid and nonassessable.

  The issuance of Preferred Stock with special voting rights (or Common Stock) could be used to deter attempts by a single Shareholder or group of Shareholders to obtain control of the Company in transactions not approved by the Board of Directors. The Company has no intention to issue the Preferred Stock (or Common Stock) for such purposes.

Outstanding Preferred Stock

  At December 31, 1997, the Company had 11 series of Preferred Stock outstanding: ten series of senior Preferred Stock (the "Senior Preferred Stock") and a series of convertible Preferred Stock. In all respects, each of the series of Senior Preferred Stock ranks on a parity with all others and is senior to the series of convertible Preferred Stock. Each of the series of Senior Preferred Stock (i) has a stated value of $25.00 per share or depositary share, (ii) in preference to the holders of shares of the Common Stock and any other capital stock ranking junior to the Senior Preferred Stock as to payment of dividends (including both series of convertible Preferred Stock), provides for cumulative quarterly dividends calculated as a percentage of the stated value (ranging from 8% to 10% per year in the case of the nine series of fixed rate Senior Preferred Stock and a rate adjustable quarterly ranging from 6.75% to 10.75% per year in the case of a series of adjustable rate Senior Preferred Stock) and (iii) is subject to redemption, in whole or in part, at the option of the Company at a cash redemption price of $25.00 per share or depositary share, plus accrued and unpaid dividends (on and after June 30, 1999 in the case of the adjustable rate Senior Preferred Stock and on or after various dates between December 31, 2000 and April 30, 2005 in the case of the series of fixed rate Senior Preferred Stock).

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each of the series of Senior Preferred Stock will be entitled to receive out of the Company's assets available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or any other shares of capital stock ranking as to such distributions junior to the Senior Preferred Stock (including both series of convertible Preferred Stock), liquidating distributions in the amount of $25.00 per share or depositary share, plus all accrued and unpaid dividends.

  Except as expressly required by law and in certain other limited circumstances, the holders of the Senior Preferred Stock are not entitled to vote. The consent of holders of at least 66 2/3% of the outstanding shares of the Senior Preferred Stock (and any other series of Preferred Stock ranking on a parity therewith), voting as a single class, is required to authorize another class of shares senior to such Preferred Stock.

   The series of convertible Preferred Stock (i) has a stated value of $25.00 per share, (ii) in preference to the holders of shares of the Common Stock and any other capital stock ranking junior to the convertible Preferred Stock as to payment of dividends, provides for cumulative quarterly dividends at an annual rate of 8.25% of the stated value thereof, (iii) is convertible at the option of the holder at any time into Common Stock at a conversion price of
1.6835 shares of Common Stock for each share of such convertible Preferred Stock (subject to adjustment in certain circumstances) and (iv) after July 1, 1998, under certain circumstances, is redeemable for Common Stock at the option of the Company, in whole or in part, at a redemption price of 1.6835 shares of Common Stock for each share of such convertible Preferred Stock (subject to adjustment in certain circumstances).

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the convertible Preferred Stock will be entitled to receive out of the Company's assets available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or any other shares of capital stock ranking as to such distributions junior to the convertible Preferred Stock, liquidating distributions in the amount of $25.00 per share, plus all accrued and unpaid dividends.

  Except as expressly required by law and in certain other limited circumstances, the holders of the convertible Preferred Stock are not entitled to vote. The consent of holders of at least 66 2/3% of the outstanding shares of one of the series of convertible Preferred Stock and at least 50% of the outstanding shares of the other series is required to authorize another class of shares senior to the convertible Preferred Stock and junior to the Senior Preferred Stock.

Ownership Limitations

  For a discussion of the ownership limitations that apply to Preferred Stock, see "Description of Common Stock and Class B Common Stock--Ownership Limitations."

Future Series of Preferred Stock

  The following description of Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles of Incorporation (including the applicable form of Certificate of Determination) and Bylaws.

  Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including, where applicable, the following: (1) the title and stated value of such Preferred Stock; (2) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock; (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock; (4) the date from which dividends on such Preferred Stock shall accumulate, if applicable; (5) the provision for a sinking fund, if any, for such Preferred Stock; (6) the provision for redemption, if applicable, of such Preferred Stock; (7) any listing of such Preferred Stock on any securities exchange; (8) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof); (9) the voting rights, if any, of such Preferred Stock; (10) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; (11) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and (12) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company.

  Ranking. The ranking of the Preferred Stock is set forth in the applicable Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, such Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company, rank (i) senior to the Common Stock, any additional class of common stock and any series of Preferred Stock expressly made junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the affairs of the Company; (ii) on a parity with all Preferred Stock previously issued by the Company the terms of which specifically provide that such Preferred Stock rank on a parity with the Preferred Stock offered hereby with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all Preferred Stock previously issued by the Company the terms of which specifically provide that such Preferred Stock rank senior to the Preferred Stock offered hereby with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

  Dividends. Holders of shares of the Preferred Stock of each series offered hereby shall be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors.

  Dividends on any series of the Preferred Stock offered hereby may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are noncumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  No dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of any series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period.

  Any dividend payment made on shares of a series of Cumulative Preferred Stock offered hereby shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

  Redemption. If so provided in the applicable Prospectus Supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Stock offered hereby that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash, securities or other property, as specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, no shares of any series of Preferred Stock offered hereby shall be redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed unless, in each case, (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred

Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

  If fewer than all of the outstanding shares of Preferred Stock of any series offered hereby are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company.

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. In order to facilitate the redemption of shares of Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Preferred Stock to be redeemed, such record date to be not less than 30 or more than 60 days prior to the date fixed for such redemption.

  Notice having been given as provided above, from and after the date specified therein as the date of redemption, unless the Company defaults in providing funds for the payment of the redemption price on such date, all dividends on the Preferred Stock called for redemption will cease. From and after the redemption date, unless the Company so defaults, all rights of the holders of the Preferred Stock as shareholders of the Company, except the right to receive the redemption price (but without interest), will cease.

  Subject to applicable law and the limitation on purchases when dividends on Preferred Stock are in arrears, the Company may, at any time and from time to time, purchase any shares of Preferred Stock in the open market, by tender or by private agreement.

  Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to any series of the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of such series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of such series of Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to such series of Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

  Voting Rights. Holders of the Preferred Stock offered hereby will not have any voting rights, except as set forth below or as otherwise expressly required by law or as indicated in the applicable Prospectus Supplement.

  If the equivalent of six quarterly dividends payable on any series of Preferred Stock are in default (whether or not declared or consecutive), the holders of all such series of Preferred Stock, voting as a single class with all other series of Preferred Stock upon which similar voting rights have been conferred and are exercisable, will be entitled to elect two additional directors until all dividends in default have been paid or declared and set apart for payment.

  Such right to vote separately to elect directors shall, when vested, be subject, always, to the same provisions for vesting of such right to elect directors separately in the case of future dividend defaults. At any time when such right to elect directors separately shall have so vested, the Company may, and upon the written request of the holders of record of not less than 20% of the total number of preferred shares of the Company then outstanding shall, call a special meeting of Shareholders for the election of directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws, provided that the Company shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of Shareholders, and the holders of all classes of outstanding preferred stock are offered the opportunity to elect such directors (or fill any vacancy) at such annual meeting of shareholders. Directors so elected shall serve until the next annual meeting of Shareholders or until their respective successors are elected and qualify. If, prior to the end of the term of any director so elected, a vacancy in the office of such director shall occur, during the continuance of a default by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term of such former director by the appointment of a new director by the remaining director or directors so elected.

  The affirmative vote or consent of the holders of at least a majority of the outstanding shares of each series of Preferred Stock will be required to amend or repeal any provision of or add any provision to, the Articles of Incorporation, including the Certificate of Determination, if such action would materially and adversely alter or change the rights, preferences or privileges of such series of Preferred Stock.

  No consent or approval of the holders of any series of Preferred Stock offered hereby will be required for the issuance from the Company's authorized but unissued Preferred Stock of other shares of any series of Preferred Stock ranking on a parity with or junior to such series of Preferred Stock, or senior to a series of Preferred Stock expressly made junior to other series of Preferred Stock as to payment of dividends and distribution of assets, including other shares of such series of Preferred Stock.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

  Conversion Rights. The terms and conditions, if any, upon which shares of any series of Preferred Stock offered hereby are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Company or the holders of the Preferred Stock or automatically upon the occurrence of certain events, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

                     DESCRIPTION OF THE DEPOSITARY SHARES

  The Company may, at its option, elect to offer Depositary Shares rather than full shares of Preferred Stock. In the event such option is exercised, each of the Depositary Shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in the Prospectus Supplement. The shares of Preferred Stock represented by the Depositary Shares will be deposited with a Depositary (the "Depositary") named in the applicable Prospectus Supplement, under a Deposit Agreement (the "Deposit Agreement"), among the Company, the Depositary and the holders of the Depositary Receipts. Certificates evidencing Depositary Shares ("Depositary Receipts") will be delivered to those persons purchasing Depositary Shares in the offering. The Depositary will be the transfer agent, registrar and dividend disbursing agent for the Depositary Shares. Holders of Depositary Receipts agree to be bound by the Deposit Agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

  The summary of terms of the Depositary Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Deposit Agreement, the Articles of Incorporation and the form of Certificate of Determination for the applicable series of Preferred Stock.

Dividends

  The Depositary will distribute all cash dividends or other cash distributions received in respect of the series of Preferred Stock represented by the Depositary Shares to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by the Company for the applicable series of Preferred Stock. The Depositary, however, will distribute only such amount as can be distributed without attributing to any Depositary Share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

  In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of Depositary Shares owned by such holders on the relevant record date, unless the Depositary determines (after consultation with the Company) that it is not feasible to make such distribution, in which case the Depositary may (with the approval of the Company) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

Liquidation Preference

  In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of each Depositary Share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of Preferred Stock, as set forth in the Prospectus Supplement.

Redemption

  If the series of Preferred Stock represented by the applicable series of Depositary Shares is redeemable, such Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of Preferred Stock held by the Depositary. Whenever the Company redeems any Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Stock so redeemed. The Depositary will mail the notice of redemption promptly upon receipt of such notice from the Company and not less than 30 nor more than 60 days prior to the date fixed for redemption of the Preferred Stock and the Depositary Shares to the record holders of the Depositary Receipts.

Voting

  Promptly upon receipt of notice of any meeting at which the holders of the series of Preferred Stock represented by the applicable series of Depositary Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts as of the record date for such meeting. Each such record holder of Depositary Receipts will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock represented by such record holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote such Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting any of the Preferred Stock to the extent that it does not receive specific instructions from the holders of Depositary Receipts.

Withdrawal of Preferred Stock

  Upon surrender of Depositary Receipts at the principal office of the Depositary, upon payment of any unpaid amount due the Depositary, and subject to the terms of the Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Receipts evidencing Depositary Shares therefor.

Amendment and Termination of Deposit Agreement

  The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of Depositary Shares will not be effective unless such amendment has been approved by at least a majority of the Depositary Shares then outstanding. No such amendment may impair the right, subject to the terms of the Deposit Agreement, of any owner of any Depositary Shares to surrender the Depositary Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been made to all the holders of Depositary Shares.

Charges of Depositary

  The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Shares, and redemption of the Preferred Stock and all withdrawals of Preferred Stock by owners of Depositary Shares. Holders of Depositary Receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the Deposit Agreement to be for their accounts. In certain circumstances, the Depositary may refuse to transfer Depositary Shares, may withhold dividends and distributions and sell the Depositary Shares evidenced by such Depositary Receipt if such charges are not paid.

Miscellaneous

  The Depositary will forward to the holders of Depositary Receipts all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock. In addition, the Depositary will make available for inspection by holders of Depositary Receipts at the principal office of the Depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from the Company which are received by the Depositary as the holder of Preferred Stock.

  Neither the Depositary nor the Company assumes any obligation or will be subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for its negligence or willful misconduct. Neither the Depositary nor the Company will be liable if the Depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary may rely on written advice of counsel or accountants, on information provided by holders of Depositary Receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

  The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

Federal Income Tax Considerations

  Owners of the Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares. Accordingly, such owners will be entitled to take into account, for Federal income tax purposes, income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition,
(i) no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for Preferred Stock in the hands of an exchanging owner of Depositary Shares will include the period during which such person owned such Depositary Shares.

                          DESCRIPTION OF EQUITY STOCK

  The Company is authorized to issue 200,000,000 shares of Equity Stock. At December 31, 1997, the Company had outstanding 225,000 shares of Equity Stock. The Articles of Incorporation provide that the Equity Stock may be issued from time to time in one or more series and give the Board of Directors broad authority to fix the dividend and distribution rights, conversion and voting rights, redemption provisions and liquidation rights of each series of Equity Stock. Holders of Equity Stock have no preemptive rights. The shares of Equity Stock will be, when issued, fully paid and nonassessable.

  The issuance of Equity Stock with special voting rights (or Common Stock) could be used to deter attempts by a single Shareholder or group of Shareholders to obtain control of the Company in transactions not approved by the Board of Directors. The Company has no intention to issue the Equity Stock (or Common Stock) for such purposes.

Ownership Limitations

  For a discussion of the ownership limitations that apply to Equity Stock, see "Description of Common Stock and Class B Common Stock--Ownership Limitations."

Terms of Equity Stock

  The following description of Equity Stock sets forth certain general terms and provisions of the Equity Stock to which any Prospectus Supplement may relate. The statements below describing the Equity Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles of Incorporation (including the applicable form of Certificate of Determination) and Bylaws.

  Reference is made to the Prospectus Supplement relating to the Equity Stock offered thereby for specific terms, including, where applicable, the following: (1) the designation of such Equity Stock; (2) the number of shares of such Equity Stock offered, the liquidation rights and the offering price of such Equity Stock; (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Equity Stock; (4) the provision for redemption, if applicable, of such Equity Stock; (5) any listing of such Equity Stock on any securities exchange; (6) the terms and conditions, if applicable, upon which such Equity Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof); (7) the voting rights, if any, of such Equity Stock; (8) any other specific terms, rights, limitations or restrictions of such Equity Stock; and (9) the relative ranking of such Equity Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company.

  Ranking. The ranking of the Equity Stock is set forth in the applicable Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, such Equity Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company, rank on a parity with the Common Stock.

  Dividends. Holders of shares of the Equity Stock of each series offered hereby shall be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors. Unless otherwise specified in the applicable Prospectus Supplement, dividends on such Equity Stock will be non-cumulative.

  Redemption. If so provided in the applicable Prospectus Supplement, the shares of Equity Stock will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Equity Stock offered hereby that is subject to mandatory redemption will specify the number of shares of such Equity Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Equity Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash, securities or other property, as specified in the applicable Prospectus Supplement.

  If fewer than all of the outstanding shares of Equity Stock of any series offered hereby are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company.

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Equity Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Equity Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Equity Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and
(vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Equity Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Equity Stock to be redeemed from each such holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. In order to facilitate the redemption of shares of Equity Stock, the Board of Directors may fix a record date for the determination of shares of Equity Stock to be redeemed, such record date to be not less than 30 or more than 60 days prior to the date fixed for such redemption.

  Notice having been given as provided above, from and after the date specified therein as the date of redemption, unless the Company defaults in providing funds for the payment of the redemption price on such date, all dividends on the Equity Stock called for redemption will cease. From and after the redemption date, unless the Company so defaults, all rights of the holders of the Equity Stock as shareholders of the Company, except the right to receive the redemption price (but without interest), will cease.

  Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of the Equity Stock or any other class or series of capital stock of the Company ranking junior to any series of the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of such series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of such series of Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to such series of Preferred Stock upon liquidation, dissolution or winding up, including the Equity Stock, according to their respective rights and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

  Unless otherwise specified in the applicable Prospectus Supplement, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of the Equity Stock will rank on a parity with the holders of the Common Stock, subject to any maximum or minimum distribution to holders of Equity Stock specified in such Prospectus Supplement.

  Voting Rights. Unless otherwise specified in the applicable Prospectus Supplement, holders of the Equity Stock will have the same voting rights as holders of the Common Stock.

  No consent or approval of the holders of any series of Equity Stock will be required for the issuance from the Company's authorized but unissued Equity Stock of other shares of any series of Equity Stock including shares of such series of Equity Stock.

  Conversion Rights. The terms and conditions, if any, upon which shares of any series of Equity Stock offered hereby are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Equity Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Company or the holders of the Equity Stock or automatically upon the occurrence of certain events, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Equity Stock.

                            DESCRIPTION OF WARRANTS

  The Company has no Warrants outstanding (other than options issued under the Company's stock option plans). The Company may issue Warrants for the purchase of Preferred Stock, Equity Stock or Common Stock. Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

  The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, number and terms of the shares of Preferred Stock, Equity Stock or Common Stock purchasable upon exercise of such Warrants; (5) the designation and terms of the other Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security; (6) the date, if any, on and after which such Warrants and the related Preferred Stock, Equity Stock or Common Stock, if any, will be separately transferable; (7) the price at which each share of Preferred Stock, Equity Stock or Common Stock purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; and
(10) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes certain federal income tax considerations to a holder of Common Stock. The applicable Prospectus Supplement will contain information about additional federal income tax considerations, if any, relating to Securities other than Common Stock. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed description of any state, local, or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under federal income tax laws. As discussed below, the Taxpayer Relief Act of 1997 (the "1997 Act") contains certain changes to the REIT qualification requirements and to the taxation of REITs that may be material to a holder of Common Stock, but that will become effective only for the Company's taxable years commencing on or after January 1, 1998.

  EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OR HER TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF THE SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Tax Treatment of the Company

  If certain detailed conditions imposed by the Code and the related Treasury regulations are met, an entity, such as the Company, that invests principally in real estate and that otherwise would be taxed as a corporation may elect to be treated as a REIT. The most important consequence to the Company of being treated as a REIT for federal income tax purposes is that this enables the Company to deduct dividend distributions to its shareholders, thus effectively eliminating the "double taxation" (at the corporate and shareholder levels) that typically results when a corporation earns income and distributes that income to shareholders in the form of dividends.

  The Company has made an election to be taxed as a REIT under Sections 856 through 860 of the Code, beginning with its fiscal year ending December 31, 1981. That election will continue in effect until it is revoked or terminated. The Company believes that it has qualified during each of the fiscal years for which such an election has been in effect, and currently qualifies as a REIT, and the Company expects to continue to be taxed as a REIT for federal income tax purposes. While the Company intends to operate so that it will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of the Company, no assurance can be given by the Company that the Company will qualify as a REIT in any particular year.

  Technical Requirements for Taxation as a REIT. The following is a very brief overview of certain of the technical requirements that the Company must meet on an ongoing basis in order to continue to qualify as a REIT. This summary is qualified in its entirety by the applicable Code provisions, Treasury regulations and administrative and judicial interpretations thereof.

  1. The capital stock must be widely-held and not more than 50% of the value of the capital stock may be held by five or fewer individuals ("5/50 Test") (determined after giving effect to various ownership attribution rules). Pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to holders of Common Stock requesting information regarding the actual ownership of the Common Stock, and the Company does not know, or exercising reasonable diligence would not have known, whether it failed to meet the 5/50 Test, the Company will be treated as having met the 5/50 Test. See "--Consequences of Merger on the Company's Qualification as a REIT--Violation of Ownership Requirements."

  2. The Company's gross income must meet the following income tests:

    (a) at least 75% of the gross income must be derived from specified real estate sources (including "rents from real property" and, in certain circumstances, interest);

    (b) at least 95% of the gross income must be from the real estate sources includable in the 75% income test, and/or from dividends, interest, or gains from the sale or disposition of stock or securities not held for sale in the ordinary course of business; and

    (c) for its taxable year ending December 31, 1997, less than 30% of the gross income may be derived from the sale of real estate assets held for less than four years, from the sale of certain "dealer" property, or from the sale of stock or securities held for less than one year (pursuant to the 1997 Act, the Company will not have to meet the 30% test for its taxable years commencing on or after January 1, 1998).

  Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts of sales. The Company anticipates that none of its gross annual income will be attributable to rents that are based in whole or in part on the income of any person (excluding rents based on a percentage of receipts or sales, which, as described above, are permitted). Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). The Company does not anticipate that it will receive income from Related Party Tenants. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." The Company does not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents. Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" which is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" ("Permissible Services"). Any services with respect to certain Properties that the Company believes may not be provided by the Company directly without jeopardizing the qualification of rent as "rents from real property" will be performed by "independent contractors."

  Pursuant to the 1997 Act, for the Company's taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property even if the Company were to provide services that are not Permissible Services so long as the amount received for such services meets a de minimis standard. The amount received for "impermissible services" with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by the Company with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). In computing any such amounts, the amount that the Company would be deemed to have received for performing "impermissible services" will be the greater of the actual amount so received or 150% of the direct cost to the Company of providing those services.

  See "--Consequences of the Merger on the Company's Qualification as a REIT-- The Company's Assumption of Management Activities With Respect to its Properties," "--Consequences of the Merger on the Company's Qualification as a REIT--Nonqualifying Income," and "--Consequences of the Merger on the Company's Qualification as a REIT--Acquisition of Affiliated Partnership Interests in the Merger" for a discussion of specific aspects of the Merger that may impact upon the Company's ability to satisfy the 95% gross income test.

  3. Generally, 75% of the value of the Company's total assets must be represented by real estate, mortgages secured by real estate, cash, or government securities (including its allocable share of real estate assets held by any partnerships in which the Company owns an interest). Not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities. The 5% test generally must be met for any quarter in which the Company acquires securities of an issuer. The Company believes that it satisfies these tests. In this regard, however, the 10% voting stock prohibition will preclude the Company from controlling the operations of Orangeco and PSPUD (the Company owns 95% of the equity of Orangeco in the form of non-voting stock and the Hughes Family owns 5% of the equity but 100% of the voting stock of Orangeco) or PSCC (in which the Company owns a less than 10% equity interest) and may preclude the Company from exercising its rights of first refusal with respect to the corporations owning the Canadian operations and the reinsurance business.

  4. The Company must distribute to its shareholders in each taxable year an amount at least equal to 95% of the Company's "REIT Taxable Income" (which is generally equivalent to net taxable ordinary income). Under certain circumstances, the Company can rectify a failure to meet the 95% distribution test by paying dividends after the close of a particular taxable year.

  In years prior to 1990, the Company made distributions in excess of its REIT Taxable Income. During 1990, the Company reduced its distribution to its shareholders.

  As a result, distributions paid by the Company in 1990 were less than 95% of the Company's REIT Taxable Income for 1990. The Company has satisfied the REIT distribution requirements for 1990 through 1996 by attributing distributions in 1991 through 1997 to the prior year's taxable income, and PSI expects to satisfy the distribution requirement for 1997 by attributing distributions in 1998 to the 1997 taxable income. The Company may be required, over each of the next several years, to make distributions after the close of a taxable year and to attribute those distributions to the prior year, but shareholders will be treated for federal income tax purposes as having received such distributions in the taxable years in which they were actually made. The extent to which the Company will be required to attribute distributions to the prior year will depend on the Company's operating results and the level of distributions as determined by the Board of Directors. Reliance on subsequent year distributions could cause the Company to be subject to certain penalty taxes. In that regard, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such calendar year, (ii) 95% of its REIT capital gain net income for such calendar year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed during such calendar year (not taking into account distributions made in subsequent years but attributed to such calendar year). The Company intends to comply with this 85% distribution requirement in an effort to minimize any excise tax. Any distributions required to be made by the Company in order to eliminate any accumulated earnings and profits of PSMI would not be counted in determining whether the Company satisfies the 95% distribution test and could adversely impact upon the Company's ability to satisfy the 95% distribution test. See "--Consequences of the Merger on the Company's Qualification as a REIT-- Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years."

  For purposes of applying the income and asset tests mentioned above, a REIT is considered to own a proportionate share of the assets of any partnership in which it holds a partnership interest. See "--Consequences of the Merger on the Company's Qualification as a REIT--Acquisition of Affiliated Partnership Interests in the Merger."

  Applicable Federal Income Tax. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it distributes currently to shareholders. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a lease or a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed above), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test.

  Under the "Built-in Gain Rules" of IRS Notice 88-19, 1988-1 C.B. 486, the Company generally will be subject to a corporate level tax if it disposes in a taxable transaction of any of the assets acquired in the Merger at any time during the 10-year period beginning on the closing date of the Merger (the "Restriction Period"). This tax would be imposed on the Company at the top regular corporate rate (currently 35%) in effect at the time of the disposition on the excess of (i) the lesser of (a) the fair market value at the time of the Merger of the assets disposed of and (b) the selling price of such assets over (ii) the Company's adjusted basis in such assets at the time of the Merger (such excess being referred to as the "Built-in Gain"). The Company currently does not intend to dispose of a material portion of the assets acquired in the Merger in a taxable transaction during the Restriction Period, but there can be no assurance that one or more such dispositions will not occur.

  Failure to Qualify as a REIT. For any taxable year that the Company fails to qualify as a REIT and the relief provisions do not apply, the Company would be taxed at the regular corporate rates on all of its taxable income, whether or not it makes any distribution to its shareholders. Those taxes would reduce the amount of cash available to the Company for distributions to its shareholders or for reinvestment. As a result, failure of the Company to qualify during any taxable year as a REIT could have a material adverse effect upon the Company and its shareholders.

  Termination of REIT Election. The Company's election to be treated as a REIT will terminate automatically if the Company fails to meet the REIT qualification requirements described above. If a termination (or a voluntary revocation) occurs, unless certain relief provisions apply, the Company would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which the Company's election was terminated (or revoked). If the Company loses its REIT status, but later qualifies and elects to be taxed as a REIT again, the Company may face significant adverse tax consequences. Immediately prior to the effectiveness of the election to return to REIT status, the Company would be treated as if it disposed of all of its assets in a taxable transaction, triggering taxable gain with respect to the Company's appreciated assets. (The Company would, however, be permitted to elect an alternative treatment under which the gains would be taken into account only as and when they actually are recognized upon sales of the appreciated property occurring within the 10-year period after return to REIT status.) The Company would not receive the benefit of a dividends paid deduction to reduce any such taxable gains. Thus, any such gains on appreciated assets would be subject to double taxation, at the corporate as well as the shareholder level.

Consequences of the Merger on the Company's Qualification as a REIT

  In light of the unique federal income tax requirements applicable to REITs, the Merger could have adverse consequences on the Company's continued qualification as a REIT, as discussed in greater detail below. Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to the Company, is of the opinion that the Company continues to qualify as a REIT following the Merger so long as (A) the Company has met at all times since the Merger and continues to meet the stock ownership and gross income requirements applicable to REITs and (B) either PSMI at the time of (and giving effect to) the Merger was not considered to have any current or accumulated earnings and profits for tax purposes or the Company made distributions prior to the end of 1995 in an amount sufficient to eliminate such earnings and profits. See "--Nonqualifying Income," "--Violation of Ownership Requirements," and "--Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years." Hogan & Hartson, however, has not opined that the Company continues to meet the stock ownership and gross income requirements applicable to REITs following the Merger or that PSMI did not have current or accumulated earnings and profits at the time of the Merger, due to the numerous factual determinations and future events that bear on those conclusions.

  Nonqualifying Income. The Company must meet several annual gross income tests to retain its REIT qualification. See "--Tax Treatment of the Company-- Technical Requirements for Taxation as a REIT." Under the 95% gross income test, the Company must derive at least 95% of its total gross income from specified classes of income related to real property, dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute "dealer property." Income related to real property includes:
(i) proceeds from the rental of mini-warehouse facilities; (ii) interest on obligations secured by mortgages on real property; and (iii) gains from the sale or other disposition of real property (other than real property held by the Company as a dealer).

  After the Merger, the Company assumed and performs property management activities for the various partnerships and REITs in which the Company has an interest that own Properties, as well as for various other entities that own mini-warehouse properties and/or business parks. The Company will receive management fees from such partnerships, REITs, and other owners in exchange for the performance of such management activities. The gross income received by the Company from these property management activities with respect to Properties owned by other entities (including the REITs in which the Company has an ownership interest) and advisory services rendered to such other entities is treated as income not qualifying under the 95% gross income test ("Nonqualifying Income"). See "--Acquisition of Affiliated Partnership Interests."

  In order to reduce the amount of Nonqualifying Income, in December 1995 certain Properties pre-paid to the Company approximately $4.5 million of management fees that the Company otherwise would have been expected to receive for 1996, discounted to compensate for early payment. Pre-payment of management fees reduced the percentage of Nonqualifying Income received by the Company in taxable years subsequent to such prepayment. In connection with the Merger, Hogan & Hartson delivered an opinion that it is more likely than not that the IRS would respect the inclusion of the prepaid management fees in the gross income of the Company when they are received. Hogan & Hartson's opinion is based on numerous cases where courts have upheld the IRS's position that fees should be included in income when they are received, rather than when the services to which such fees relate are performed. There are, however, several contrary authorities where courts, over the IRS's objections, have held that prepaid amounts are not included in income in advance of performance. Because of these contrary authorities, there can be no assurance that the IRS might not assert that such management fees should be included in the gross income of the Company as the related management services are provided, rather than being included in the gross income when they are received. If the IRS were to successfully challenge the treatment of such management fees and the inclusion of such fees in the Company's gross income resulted in it failing the 95% gross income test for a taxable year ending after the Merger, the Company's REIT status may terminate for such year and future years unless it meets the "good cause" exception described above.

  The Company and the various other owners of mini-warehouses and business parks for which the Company performs management activities (the "Owners") have entered into an agreement (the "Administrative and Cost-Sharing Agreement") with PSCC, Inc. ("PSCC") pursuant to which PSCC provides the Owners and the Company certain administrative and cost-sharing services in connection with the operation of the Properties and the performance of certain administrative functions. Each of the Owners and the Company pay the PSCC directly for services rendered by PSCC in connection with the Administrative and Cost Sharing Agreement. That payment is separate from and in addition to the compensation paid to the Company under the management agreement for the management of the Properties owned by the Owners. The Company has received a private letter ruling from the IRS to the effect that the reimbursements and other payments made to PSCC by the Owners will not be treated as revenues of the Company for purposes of the 95% gross income test.

  If the Company fails to meet the 95% gross income test during any taxable year, its REIT status would terminate for that year and future years unless it qualifies for the "good cause" exception. In order to qualify for the "good cause" exception, the Company would have to satisfy each of the following: (i) it reported the source and nature of each item of its gross income in its federal income tax return for such year; (ii) the inclusion of any incorrect information in its return is not due to fraud with intent to evade tax; and
(iii) the failure to meet such test is due to a reasonable cause and not to willful neglect. The Company intends to conduct its operations and affairs so that it meets the 95% gross income test for each taxable year. The Company also intends to operate so that, in the event it were to fail to meet the 95% gross income test, it would satisfy the "reasonable cause" requirement of the "good cause" exception because it exercised ordinary business care and prudence in attempting to satisfy the 95% gross income test (including by receiving opinions of counsel where appropriate). There can be no assurance, however, that if the Company were unable to satisfy the 95% gross income test, the IRS would necessarily agree that the Company had operated in a manner that qualifies for the "good cause" exception. Furthermore, even if the Company's REIT status were not terminated because of the "good cause" exception, the Company still would be subject to an excise tax on any excess nonqualifying income. Generally, if the Company fails the 95% gross income test but still retains its qualification as a REIT under the "good cause" exception, it would be subject to a 100% excise tax on the amount of the excess nonqualifying income multiplied by a fraction, the numerator of which would be the Company's taxable income (computed without its distribution deduction) and the denominator of which would be the Company's gross income from all sources. This excise tax would have the general effect of causing the Company to pay all net profits generated from this excess nonqualifying income to the IRS.

  Violation of Ownership Requirements. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding stock may be owned, directly or constructively under certain attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Following the Merger, the value of the outstanding capital stock held by the Hughes Family was estimated to be approximately 45% and such percentage has been reduced to approximately 30% as of December 31, 1997. In order to assist the Company in meeting these ownership restrictions, the Articles of Incorporation and Bylaws prohibit the actual or constructive ownership of more than 2.0% of the outstanding shares of all common stock of the Company or more than 9.9% of the outstanding shares of each class or series of shares of preferred stock of the Company. (The Articles of Incorporation and Bylaws provide, however, that no person is deemed to exceed this ownership limitation solely by reason of the beneficial ownership of shares of any class of stock to the extent that such shares of stock were beneficially owned by such person at the time of the Merger.) However, even with these ownership limitations, the Company could still be in violation of the ownership restrictions if four individuals unrelated to the Hughes Family were to own the maximum amount of capital stock permitted under the Articles of Incorporation and Bylaws. Therefore, to further assist the Company in meeting the ownership restrictions, the Hughes Family entered into an agreement with the Company for the benefit of the Company and certain designated charitable beneficiaries restricting their acquisition of additional shares of the Company's capital stock and providing that if, at any time, for any reason, more than 50% in value of the Company's outstanding stock otherwise would be considered owned by five or fewer individuals, then a number of shares of Common Stock of the Company owned by Wayne Hughes necessary to cure such violation will automatically and irrevocably be transferred to a designated charitable beneficiary. These provisions are modeled after certain arrangements that the IRS has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as such arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position with respect to the Company (a private letter ruling is legally binding only with respect to the taxpayer to whom it was issued) or contend that the Company failed to enforce these various arrangements and, hence, there can be no assurance that these arrangements will necessarily preserve the Company's REIT status. No private letter ruling has been sought by the Company from the IRS with respect to the effect of these arrangements.

  Elimination of Any Accumulated Earnings and Profits Attributable to Non-REIT Years. A REIT is not allowed to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute any such accumulated earnings and profits. In a corporate reorganization qualifying as a tax free statutory merger, the acquired corporation's current and accumulated earnings and profits are carried over to the surviving corporation. Any earnings and profits treated as having been acquired by a REIT through such a merger will be treated as accumulated earnings and profits of a REIT attributable to non-REIT years. Accordingly, any accumulated earnings and profits of PSMI and its predecessors (including earnings and profits resulting from transactions undertaken in contemplation of the Merger or from the Merger itself) carried over to the Company in the Merger and the Company would have been required to distribute any such accumulated earnings and profits prior to the close of 1995 (the year in which the Merger occurred). Failure to do so would result in disqualification of the Company as a REIT (unless the "deficiency dividend" procedures described below apply and the Company complies with those procedures).

  The amount of the accumulated earnings and profits of PSMI acquired by the Company is based on the consolidated earnings and profits of PSMI (including each of its predecessors) through and including the date of the Merger ("Consolidated Accumulated Earnings"). In connection with the Merger, the Company received a study prepared by PSMI of the earnings and profits of PSMI and its subsidiaries, taking into account projected income of PSMI and its predecessors to and including the time of the Merger and distributions to the PSMI shareholders made at or prior to the time of the Merger, that showed that PSMI had no Consolidated Accumulated Earnings at the time of the Merger. The determination of accumulated earnings and profits acquired by the Company in the Merger ("Acquired Earnings") depends upon a number of factual matters related to the activities and operations of PSMI and its predecessors during their entire corporate existence and is subject to review and challenge by the IRS. There can be no assurance that the IRS will not examine the tax returns of PSMI and its predecessors for years prior to and including the Merger and propose adjustments to increase their taxable income. Because the earnings and profits study used to calculate the amount of Acquired Earnings is based on these returns, any such adjustments could increase the amount of the Acquired Earnings. In this regard, the IRS can consider all taxable years of PSMI and its predecessors as open for review for purposes of determining the amount of earnings and profits.

  Although not free from doubt, "deficiency dividend" procedures may be available for the Company to distribute any Acquired Earnings that were subsequently determined to exist as a result of an IRS audit. In order to use this "deficiency dividend" procedure, the Company would have to make an additional dividend distribution to its shareholders (in addition to distributions made for purposes of satisfying the normal REIT distribution requirements), in the form of cash, notes, other property, or stock in a taxable stock dividend, within 90 days of the IRS determination. In addition, the Company would have to pay to the IRS an interest charge on 50% of the Acquired Earnings that were not distributed prior to December 31, 1995, from the date on which its 1995 tax return was due to the date the IRS determination was made. The statute and Treasury regulations related to the application of the "earnings and profits distribution" requirement to a REIT that acquires a "non-REIT" in a reorganization and the availability of the "deficiency dividend" procedure in those circumstances are not entirely clear, and there can be no assurance that the IRS would not take the position either that the "deficiency dividend" procedure is not available (in which case, the Company would cease to qualify as a REIT effective for its taxable year in which the Merger occurred) or, alternatively, that even if the procedure is available, the Company cannot qualify as a REIT for the taxable year in which the Merger occurred (but it could qualify as a REIT for subsequent years).

  Acquisition of Affiliated Partnership Interests. The Company has acquired interests in various partnerships that own and operate Properties in the Merger and in other transactions. The Company, for purposes of satisfying the REIT asset and gross income tests, will be treated as if it directly owns a proportionate share of each of the assets of these partnerships. For these purposes, under current Treasury regulations the Company's interest in each of the partnerships must be determined in accordance with its "capital interest" in such partnership. The character of the various assets in the hands of the partnership and the items of gross income of the partnership will retain their same character in the hands of the Company for these purposes. Accordingly, to the extent the partnership receives real estate rentals and holds real property, a proportionate share of such qualified income and assets will be treated as qualified rental income and real estate assets of the Company for purposes of determining its REIT qualification. The Company expects that substantially all of the properties of the partnerships will constitute real estate assets and will generate qualifying rental income for purposes of the REIT gross income tests.

  The acquisition of these partnership interests creates several issues regarding the Company's satisfaction of the 95% gross income test. First, the Company earns property management fees from these partnerships. Existing Treasury regulations do not address the treatment of management fees derived by a REIT from a partnership in which the REIT holds a partnership interest, but the IRS has issued a number of private letter rulings holding that the portion of the management fee that corresponds to the REIT interest in the partnership in effect is disregarded in applying the 95% gross income test where the REIT holds a "substantial" interest in the partnership. The Company disregards the portion of management fees derived from partnerships in which it is a partner that corresponds to its interest in these partnerships in determining the amount of its Nonqualifying Income, and the Company's prepayment of management fees set forth above was computed based upon this approach. There can be no assurance, however, that the IRS would not take a contrary position with respect to the Company, either rejecting the approach set forth in the private letter rulings mentioned above or contending that the Company's situation is distinguishable from those addressed in the private letter rulings (for example, because the Company does not have a "substantial" interest in the partnerships).

  Second, the Company acquired interests in certain of these partnerships that entitle the Company to a percentage of profits (either from operations, or upon a sale, or both) in excess of the percentage of total capital originally contributed to the partnership with respect to such interest. Existing Treasury Regulations do not specifically address this situation, and it is uncertain, based on existing authority, how the Company's "capital interest" in these partnerships should be determined. This determination is relevant because it affects both the percentage of the gross rental income of the partnership that is considered gross rental income (or qualifying income) to the Company and the percentage of the management fees paid to the Company that are disregarded in determining the Company's Nonqualifying Income. For example, if the Company takes the position that it has a 25% "capital interest" in a partnership (because it would receive 25% of the partnership's assets upon a sale and liquidation) but the IRS determines it only has a 1% "capital interest" (because the original holder of the Company's interest only contributed 1% of the total capital contributed to the partnership), the Company's share of the qualifying income from the partnership would be reduced and the portion of the management fee from the partnership that would be treated as Nonqualifying Income would be increased, thereby adversely affecting the Company's ability to satisfy the 95% gross income test.

  In determining its "capital interest" in the various partnerships in which the Company acquired an interest in the Merger, the Company determines the percentage of the partnership's assets that would be distributed to it if those assets were sold and distributed among the partners in accordance with the applicable provisions of the partnership agreements. There can be no assurance, however, that the IRS will agree with this methodology and not contend that another, perhaps less favorable, method must be used for purposes of determining the Company "capital interests." If that were to occur, it could adversely affect the Company's ability to satisfy the 95% gross income test following the Merger.

Taxation of Taxable Domestic Holders of Common Stock

  As used herein, the term "U.S. Shareholder" means a holder of Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source, or
(iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

  Distributions by the Company. As long as the Company qualifies as a REIT, distributions made to the Company's U.S. Shareholders (and not designated as capital gain dividends) will generally be taxable to U.S. Shareholders as ordinary income to the extent of the Company's earnings and profits. Such distributions will not be eligible for the dividends received deduction in the case of U.S. Shareholders that are corporations. For this purpose, earnings and profits of the Company will first be allocated to distributions paid on preferred stock until an amount equal to such distributions has been allocated thereto. As a result, it is likely that any distributions paid on preferred stock will be taxable in full as dividends to the holders of preferred stock. Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year generally are treated as if received by the shareholders on December 31 of the calendar year during which they were declared.

  Distributions designated by the Company as capital gain dividends generally will be taxed as gain from the sale or exchange of a capital asset held for more than one year (to the extent that the distributions do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. Corporate shareholders however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. As described below in "--Recent Legislation," the 1997 Act changed significantly the taxation of capital gains by taxpayers who are individuals, estates, or trusts. On November 10, 1997, the IRS issued IRS Notice 97-64, which provides generally that the Company may classify portions of its designated capital-gain dividend as (i) a 20% rate gain distribution (which would be taxed as long-term capital gain in the 20% group), (ii) an unrecaptured Section 1250 gain distribution (which would be taxed as long-term capital gain in the 25% group), or (iii) a 28% rate gain distribution (which would be taxed as long-term capital gain in the 28% group). (If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate gain distribution.) IRS Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. The Notice further provides that designations made by the REIT will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

  U.S. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against future income (subject to certain limitations). Distributions made by the Company and gain arising from the sale or exchange by a U.S. Shareholder of Common Stock will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain.

  The Company may distribute cash in excess of its net taxable income. Upon distribution of such cash by the Company to Shareholders (other than as a capital gain dividend), if all of the Company's current and accumulated earnings and profits have been distributed, the excess cash will be deemed to be a non-taxable return of capital to each Shareholder to the extent of the adjusted tax basis of the Shareholder's capital stock. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the capital stock. A Shareholder who has received a distribution in excess of current and accumulated earnings and profits of the Company may, upon the sale of the capital stock, realize a higher taxable gain or a smaller loss because the basis of the Common Stock as reduced will be used for purposes of computing the amount of the gain or loss.

  Sales of Common Stock. In general, a U.S. Shareholder will realize gain or loss on the disposition of shares of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the shareholder's adjusted basis of such shares of Common Stock. With respect to dispositions occurring after July 28, 1997, in the case of a U.S. Shareholder who is an individual or an estate or trust, such gain or loss will be mid-term capital gain or loss if such shares have been held for more than one year but not more than 18 months and long-term capital gain or loss if such shares have been held for more than 18 months. In the case of a U.S. Shareholder that is a corporation, such gain or loss will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon a sale or exchange of shares of Common Stock by a shareholder who has held such shares of Common Stock for six months or less (after applying certain holding period rules) will be treated as either a long-term or mid-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term or mid-term capital gain.

Backup Withholding

  If a U.S. Shareholder is subject to "backup withholding," the Company will be required to deduct and withhold from any dividends payable to such U.S. Shareholder a tax of 31%. These rules may apply when a U.S. Shareholder fails to supply a correct taxpayer identification number, or when the IRS notifies the Company that a U.S. Shareholder is subject to the rules or has furnished an incorrect taxpayer identification number.

Taxation of Tax Exempt Shareholders

  In general, a tax exempt entity that is a Shareholder is not subject to tax on distributions from the Company or gain realized on the sale of capital stock, provided that the tax exempt entity has not financed the acquisition of its capital stock with "acquisition indebtedness" within the meaning of the Code. Special rules apply to organizations exempt under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), and such prospective investors should consult their own tax advisors concerning the applicable "set aside" and reserve requirements. In addition, certain distributions by a REIT to a tax-exempt employee's pension trust that owns more than 10% of the REIT will, in certain circumstances, be treated as "unrelated business taxable income."

Taxation of Non-U.S. Shareholders

  The rules governing U.S. Federal income taxation of non-U.S. Shareholders are complex, and the following discussion is intended only as a summary of such rules. Prospective non-U.S. shareholders should consult with their tax advisors to determine the impact of U.S. Federal, state, and local income tax laws on an investment in the Company, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

  Distributions by the Company. Distributions to a non-U.S. Shareholder will generally be subject to tax as ordinary income to the extent of the Company's current or accumulated earnings and profits as determined for U.S. Federal income tax purposes. Such distributions will generally be subject to withholding of such income tax at a 30% rate, unless reduced by an applicable tax treaty or unless such dividends are treated as effectively connected with a United States trade or business. If the amount distributed exceeds a non-U.S. Shareholder's allocable share of such earnings and profits, the excess will be treated as a tax-free return of capital to the extent of such shareholder's adjusted basis in the Common Stock. To the extent that such distributions exceed the adjusted basis of a non-U.S. Shareholder's Common Stock, such distributions will generally be subject to tax if such shareholder would otherwise be subject to tax on any gain from the sale or disposition of its Common Stock, as described below. Under current law, it appears that the Company will be required to withhold 10% of any distribution to a non-U.S. Shareholder in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution to a non-U.S. Shareholder (or lower applicable treaty rate), to the extent the Company does not do so, any portion of such a distribution not subject to withholding at a rate of 30% (or lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the non-U.S. Shareholder may seek a refund of such amounts from the IRS if it subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeded the non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution.

  Distributions to a non-U.S. Shareholder that are designated by the Company at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless
(i) the investment in the Common Stock is effectively connected with the non-U.S. Shareholder's United States trade or business, in which case the non-U.S. Shareholder will be subject to the same treatment as domestic shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax) or (ii) the non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

  Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), distributions to a non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Company of United States real property interests (whether or not designated as a capital gain dividend) will be treated as income effectively connected with a United States trade or business. Non-U.S. Shareholders would thus generally be taxed at the same rates applicable to domestic shareholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a non-U.S. Shareholder that is a corporation. The Company is required to withhold 35% of any such distribution. That amount is creditable against the non-U.S. Shareholder's United States federal income tax liability.

  Although the law is not entirely clear on the matter, it appears that amounts designated by the Company pursuant to the 1997 Act as undistributed capital gains in respect of shares of Common Stock (see "Taxation of Taxable Domestic Holders of Common Stock" above) would be treated with respect to non-U.S. Shareholders in the manner outlined in the preceding paragraph for actual distributions by the Company of capital gain dividends. Under that approach, the non-U.S. Shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by the Company on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Company were to exceed their actual United States federal income tax liability).

  Sale of Common Stock. Gain recognized by a non-U.S. Shareholder upon a sale of its Common Stock will generally not be subject to tax under FIRPTA if the Company is a "domestically controlled REIT," which is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its shares were held directly or indirectly by non-U.S. persons. Because only a minority of the Shareholders are non-U.S. Shareholders, the Company expects to qualify as a "domestically controlled REIT." Accordingly, a non-U.S. Shareholder should not be subject to U.S. tax from gains recognized upon disposition of the Common Stock, provided that such gain is not effectively connected with the conduct of a United States trade or business and, in the case of an individual shareholder, such holder is not present in the United States for 183 days or more during the year of sale and certain other requirements are met.

  Backup Withholding Tax and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at a rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to non-U.S. Shareholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends, or
(iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally a foreign corporation controlled by United States shareholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a non-U.S. Shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a non-U.S. Shareholder, or otherwise establishes an exemption. A non-U.S. Shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

  The United States Treasury Department has recently finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. These regulations generally are effective for payments made after December 31, 1998, subject to certain transition rules. A non-U.S. Shareholder should consult its advisor regarding the effect of the new Treasury Regulations.

Recent Legislation

  As described above, the 1997 Act contains certain changes to the REIT qualification requirements and to the taxation of REITs. The 1997 Act also contains certain changes to the taxation of capital gains of individuals, trusts and estates.

  Capital Gain Rates. Under the 1997 Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than one year but not more than 18 months may be taxed at a maximum mid-term capital gain rate of 28% on the sale or exchange of those investments. The 1997 Act also provides a maximum rate of 25% for "unrecaptured section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain," and other changes to prior law. The 1997 Act allows the IRS to prescribe regulations on how the 1997 Act's new capital gain rates will apply to sales of capital assets by "pass-through entities," including REITs and to sales of interests in "pass-through entities." For a discussion of new rules under the 1997 Act that apply to the taxation of distributions by the Company to its shareholders that are designated by the Company as "capital gain dividends," see "Taxation of Taxable Domestic Holders of Common Stock-- Distributions by the Company" above. Shareholders are urged to consult with their tax advisors with respect to the new rules contained in the 1997 Act.

  REIT Provisions. In addition to the provisions discussed above, the 1997 Act contains a number of technical provisions that either (i) reduce the risk that the Company will inadvertently cease to qualify as a REIT, or (ii) provide additional flexibility with which the Company can meet the REIT qualification requirements. These provisions are effective for the Company's taxable years commencing on or after January 1, 1998.

Taxation of Holders of Preferred Stock, Equity Stock, Depositary Shares and Warrants

  If the Company offers one or more series of Preferred Stock, Equity Stock, Depositary Shares or Warrants, there may be tax consequences for the holders of such Securities not discussed herein. For a discussion of any such additional consequences, see the applicable Prospectus Supplement.

State and Local Taxes

  The tax treatment of the Company and the Shareholders in states having taxing jurisdiction over them may differ from the federal income tax treatment. Accordingly, no discussion of state taxation of the Company and the Shareholders is provided nor is any representation made as to the tax status of the Company in such states. All investors should consult their tax advisors as to the treatment of the Company under the respective state tax laws applicable to them.

                             PLAN OF DISTRIBUTION

  The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

  Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

  Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("marketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

  If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

  Certain of the underwriters, if any, and their affiliates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                                LEGAL OPINIONS

  David Goldberg, senior vice president and general counsel of the Company, has delivered an opinion to the effect that the securities offered by this Prospectus will be validly issued, fully paid and nonassessable. Hogan & Hartson L.L.P., Washington, D.C., has delivered an opinion as to the status of the Company as a REIT. See "Certain Federal Income Tax Considerations."
Mr. Goldberg owns 81,199 shares of Common Stock, 1,000 shares of convertible preferred stock and 600 shares of Senior Preferred Stock, and has options to acquire an additional 157,500 shares of Common Stock.

                                    EXPERTS

  The consolidated financial statements of the Company as at December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996 which are included in the Company's Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report with respect thereto and incorporated herein by reference. The following have also been audited by Ernst & Young LLP as set forth in their reports with respect thereto: (i) the combined statements of revenues and certain operating expenses of the Acquired Properties (as defined in Note 1 to such combined statements) for each of the three years in the period ended December 31, 1996, the statement of revenues and certain operating expenses of the Largo Property (as defined in Note 1 to such statement) for the year ended December 31, 1996, the statement of revenues and certain operating expenses of the Gunston Property (as defined in Note 1 to such statement) for the year ended December 31, 1996 and the combined statement of revenues and certain operating expenses of the Proposed Acquisition Properties (as defined in Note 1 to such combined statement) for the year ended December 31, 1996, which are included in the Company's Current Report on Form 8-K, as amended by a Form 8-K/A, each dated December 24, 1997 and (ii) the financial statements of Public Storage Properties XVI, Inc., the financial statements of Public Storage Properties XVII, Inc., the financial statements of Public Storage Properties XVIII, Inc. and the financial statements of Public Storage Properties XIX, Inc., which are included in the Registration Statement on Form S-4 (No. 333-26959) of Public Storage, Inc. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The combined statement of revenues and certain operating expenses of the Acquiport Properties (as defined in Note 1 to such combined statement) for the year ended December 31, 1996 which is included in the Company's Current Report on Form 8-K, as amended by a Form 8-K/A, each dated December 24, 1997 have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report included in the Company's Current Report on Form 8-K, as amended by a Form 8-K/A, each dated December 24, 1997 and incorporated herein by reference. Such combined statement is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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                                4,000,000 Shares
                              Public Storage, Inc.

                               Depositary Shares
                    Each Representing 1/1,000 of a Share of
                  8 1/4% Cumulative Preferred Stock, Series K

                           [LOGO OF PUBLIC STORAGE(R)]

                                  -----------
                             PROSPECTUS SUPPLEMENT
                                January 13, 1999
                                  -----------

                              Salomon Smith Barney
                          Donaldson, Lufkin & Jenrette
                              Merrill Lynch & Co.
                           Morgan Stanley Dean Witter
                            PaineWebber Incorporated


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